Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

ARES CAPITAL CORPORATION,

ORION ACQUISITION SUB, INC.,

AMERICAN CAPITAL, LTD.,

AMERICAN CAPITAL ASSET MANAGEMENT, LLC,

IVY HILL ASSET MANAGEMENT, L.P.,

IVY HILL ASSET MANAGEMENT GP, LLC,
in its capacity as general partner of Ivy Hill Asset Management, L.P.,

and,

solely for purposes of Section 2.2(a)(ii)(B), Section 2.3(a)(iii), Section 4.29, Section 4.30, Section 7.4 and Article VIII,

ARES CAPITAL MANAGEMENT LLC,
in its capacity as Ares Capital Corporation’s investment adviser

Dated as of May 23, 2016

i

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2016 (this “Agreement”), is made by and among Ares Capital Corporation, a Maryland corporation (“Parent”), Orion Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), Ivy Hill Asset Management, L.P., a Delaware limited partnership (“IHAM”), Ivy Hill Asset Management GP, LLC, a Delaware limited liability company, in its capacity as general partner of IHAM (“IHAM GP”), American Capital, Ltd., a Delaware corporation (the “Company”), American Capital Asset Management, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Subsidiary Adviser”), and, solely for purposes of Section 2.2(a)(ii)(B), Section 2.3(a)(iii), Section 4.29, Section 4.30, Section 7.4 and Article VIII, Ares Capital Management LLC, a Delaware limited liability company (the “Parent External Adviser”), in its capacity as Parent’s investment adviser. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Acquisition Sub and the Company, have unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board”) and the board of managers of Subsidiary Adviser have unanimously approved and declared advisable, and the board of directors of Parent (the “Parent Board”), Parent, as the sole stockholder of Acquisition Sub, and IHAM GP, as the general partner of IHAM, have approved or adopted this Agreement and the transactions contemplated hereby, including (a) the merger of Subsidiary Adviser with and into IHAM, with IHAM surviving as a wholly owned subsidiary of Parent (the “Adviser Merger”), and (b) the merger of Acquisition Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Company Merger” and, together with the Adviser Merger, the “Mergers”), in each case upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the Revised Uniform Limited Partnership Act of the State of Delaware (“LP Act”) and the General Corporation Law of the State of Delaware (the “DGCL”), as applicable.

WHEREAS, the Company Board has, subject to Section 5.3(b) and Section 5.6, unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement.

WHEREAS, the Parent Board has, subject to Section 5.3(c) and Section 5.6, unanimously resolved to recommend that Parent’s stockholders approve the issuance of shares of Parent common stock, par value $0.001 per share (the “Parent Common Stock”), in connection with the Company Merger (the “Parent Stock Issuance”).

WHEREAS, (a) to induce Parent to enter into this Agreement and cause the Mergers to be consummated, (i) certain stockholders of the Company are executing support agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Support Agreements”) and (ii) Elliott Associates, L.P. and Elliott International, L.P. are

executing a support agreement in favor of Parent concurrently with the execution of this Agreement (the “Elliott Support Agreement”) and (b) to induce the Company to enter into this Agreement and cause the Mergers to be consummated, certain stockholders of the Parent are executing support agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Support Agreements”).

WHEREAS, for United States federal income Tax purposes, the parties intend that receipt of the Merger Consideration by the Company’s stockholders will qualify for the Intended Tax Treatment.

WHEREAS, (a) American Capital Mortgage Management, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of the Company (“Mortgage Manager”), through its Subsidiaries, provides investment management services to each of American Capital Mortgage Investment Corp., a Maryland corporation (“MTGE REIT”), and American Capital Agency Corp., a Delaware corporation (“Mortgage Manager Buyer” and, together with MTGE REIT, each, a “REIT,” and collectively, the “REITs”), pursuant to a management agreement with each such REIT and (b) concurrently with the execution and delivery of this Agreement, Subsidiary Adviser, Mortgage Manager, the Company and Mortgage Manager Buyer have entered into a Purchase and Sale Agreement (as the same may be amended from time to time, the “Mortgage Manager Purchase Agreement”), pursuant to which Subsidiary Adviser has agreed to sell all of the equity interests in Mortgage Manager to Mortgage Manager Buyer.

WHEREAS, each of Parent, Acquisition Sub, the Company, Subsidiary Adviser, IHAM and Parent External Adviser desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFOR, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1                                    The Mergers. Upon the terms and subject to the conditions of this Agreement, and in accordance with the LP Act and DGCL, as applicable, (a) at the Adviser Merger Effective Time, Subsidiary Adviser shall be merged with and into IHAM, whereupon the separate existence of Subsidiary Adviser shall cease, and IHAM shall continue as the surviving entity of the Adviser Merger and a wholly owned subsidiary of Parent (IHAM, as the surviving entity in the Adviser Merger, sometimes being referred to herein as the “Adviser Merger Surviving Entity”) and (b) at the Company Merger Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation of the Company Merger and a wholly owned Subsidiary of Parent (the Company, as the surviving entity in the Company

Merger, sometimes being referred to herein as the “Company Merger Surviving Corporation”).

Section 1.2                                    The Closing. Subject to the provisions of Article VI, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York.

Section 1.3                                    Adviser Merger.

(a)                                 Effective Time.

(i)                                     Concurrently with the Closing, IHAM shall cause a certificate of merger with respect to the Adviser Merger (the “Adviser Merger Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the LP Act.  The Adviser Merger shall become effective on the date and at the time at which the Adviser Merger Certificate of Merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Subsidiary Adviser and IHAM and specified in the Adviser Merger Certificate of Merger (such date and time being hereinafter referred to as the “Adviser Merger Effective Time”).

(ii)                                  The Adviser Merger shall have the effects set forth in this Agreement and the applicable provisions of the LP Act.  Without limiting the generality of the foregoing, from and after the Adviser Merger Effective Time, IHAM shall possess all rights, privileges, powers and franchises of Subsidiary Adviser, and all of the obligations, liabilities and duties of Subsidiary Adviser shall become the obligations, liabilities and duties of IHAM.

(b)                                 Certificate of Limited Partnership; Limited Partnership Agreement.  At the Adviser Merger Effective Time, the certificate of limited partnership and the limited partnership agreement of IHAM, as in effect immediately prior to the Adviser Merger Effective Time, shall be the certificate of limited partnership and the limited partnership agreement of the Adviser Merger Surviving Entity until thereafter amended in accordance with Applicable Law and the applicable provisions of such certificate of limited partnership and limited partnership agreement (subject to Section 5.7).

(c)                                  General Partner.  The general partner of the Adviser Merger Surviving Entity effective as of, and immediately following, the Adviser Merger Effective Time shall be the general partner of IHAM immediately prior to the Adviser Merger Effective Time, to hold office in accordance with the operating agreement of the Adviser Merger Surviving Entity until the earlier of its resignation or removal.

(d)                                 Officers.  From and after the Adviser Merger Effective Time, the officers of IHAM at the Adviser Merger Effective Time shall be the officers of the Adviser Merger

Surviving Entity, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.4                                    Company Merger.

(a)                                 Effective Time.

(i)                                     Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the Company Merger (the “Company Merger Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the DGCL.  The Company Merger shall become effective on the date and at the time at which the Company Merger Certificate of Merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between the Company and Acquisition Sub and specified in the Company Merger Certificate of Merger (such date and time being herein referred to as the “Company Merger Effective Time”).

(ii)                                  The Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Company Merger Effective Time, the Company Merger Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the obligations, liabilities and duties of the Company and Acquisition Sub shall become the obligations, liabilities and duties of the Company Merger Surviving Corporation.

(b)                                 Certificate of Incorporation; Bylaws.  At the Company Merger Effective Time, the certificate of incorporation and the bylaws of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of incorporation and the bylaws of the Company Merger Surviving Corporation until thereafter amended in accordance with Applicable Law and the applicable provisions of such certificate of incorporation and bylaws (subject to Section 5.7).

(c)                                  Board of Directors.  The board of directors of the Company Merger Surviving Corporation effective as of, and immediately following, the Company Merger Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Company Merger Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Company Merger Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.

(d)                                 Officers.  From and after the Company Merger Effective Time, the officers of Acquisition Sub shall be the officers of the Company Merger Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1                                    Adviser Merger.

(a)                                 Effect on Securities.  At the Adviser Merger Effective Time, by virtue of the Adviser Merger and without any action on the part of Subsidiary Adviser or IHAM or any of the holders of any securities of Subsidiary Adviser or IHAM, each limited liability company membership interest of Subsidiary Adviser issued and outstanding immediately prior to the Adviser Merger Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor.

(b)                                 Further Action.  If, at any time after the Adviser Merger Effective Time, any further action is determined by IHAM to be necessary or desirable to carry out the purposes of this Agreement or to vest the Adviser Merger Surviving Entity with full right, title and possession of and to all rights and property of Subsidiary Adviser, the officers and general partner of IHAM shall be fully authorized (in the name of IHAM, Subsidiary Adviser and otherwise) to take such action.

Section 2.2                                    Company Merger Effect on Securities.

(a)                                 Effect of Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(i)                                     Cancellation of Company Securities. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Company Merger Effective Time, except for the Company Incentive Awards issued pursuant to the Performance Incentive Plan and held by the Trust, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(ii)                                  Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (including Company Common Stock issued in respect of Company Incentive Awards pursuant to Section 2.4(b) and excluding any shares canceled pursuant to Section 2.2(a)(i) and any Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement: (A) $6.41 in cash, without interest, from Parent (such amount of cash, the “Parent Cash Consideration”), plus (B) subject to the proviso in Section 2.3(c), $1.20 in cash, without interest, from Parent External Adviser, acting solely on its own behalf (such amount of cash, the “Parent External Adviser Cash Consideration”), plus (C) $2.45 in cash, minus the Mortgage Manager TSA Insurance Amount, without interest, which amount represents such per share amount of cash consideration to be paid pursuant to the Mortgage Manager Purchase Agreement and which amount shall be freely available cash in the Company at the time of the Closing without giving effect to and prior to (i) any adjustments or payments contemplated by the Mortgage Manager Purchase Agreement or (ii) any debt repayments required or caused by the Merger, this Agreement or the Mortgage Manager Purchase Agreement or the transactions contemplated hereby or thereby (such amount of cash, the “Mortgage Manager Cash Consideration”), plus (D) the Make-up Dividend Amount, if any (together with the Parent Cash Consideration, the Parent External Adviser Cash Consideration and the Mortgage Manager Cash Consideration, the “Cash Consideration”) plus (E) 0.483 (such ratio, as may be adjusted pursuant to Section 2.2(b), the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Common Stock (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.2(c) and such share of Parent Common Stock and any such cash in lieu of fractional shares, together with the Cash Consideration, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.2(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Company Merger Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.3, the Merger Consideration.

(iii)                               Conversion of Acquisition Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Company Merger Surviving Corporation and constitute the only outstanding shares of capital stock of the Company Merger Surviving Corporation.

(b)                                 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Company Merger Effective Time, any change in the number or type of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.2(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c)                                  Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.2(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3)

decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.2(d), be entitled under Section 2.2(a)(ii) and (ii) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the third (3rd) complete trading day immediately prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.2(d) is not a separately bargained-for consideration.

Section 2.3                                    Exchange of Certificates.

(a)                                 Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent and Parent External Adviser shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.2(a)(ii). At or prior to the Company Merger Effective Time, (i) Parent shall deposit, or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.2(a)(ii) in exchange for outstanding shares of Company Common Stock, (ii) Parent shall deposit, or cause to be deposited with the Exchange Agent, cash in an aggregate amount necessary to pay the Parent Cash Consideration portion of the Merger Consideration, and Parent shall, after the Company Merger Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.3(d) and (iii) Parent External Adviser shall deposit, or cause to be deposited with the Exchange Agent, cash in an aggregate amount necessary to pay the Parent External Adviser Cash Consideration portion of the Merger Consideration (such shares of Parent Common Stock, Parent Cash Consideration and Parent External Adviser Cash Consideration provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.2(d). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.2(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent, and with respect to the Parent External Adviser Cash Consideration, Parent External Adviser, shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.2(a)(ii). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.2, except as expressly provided for in this Agreement.

(b)                                 As promptly as practicable following the Company Merger Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Company Merger Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 2.2(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.3(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(d).

(c)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent, and with respect to the Parent External Adviser Cash Consideration, Parent External Adviser, shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two (2) Business Days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate of Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate or Book-Entry Shares pursuant to Section 2.2(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.3(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(d), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled; provided, however, that in no event shall Parent External Adviser Cash Consideration be used to make any payments required by Section 2.4. Until surrendered as contemplated by this Section 2.3(c), each Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be deemed, from and after the Company Merger Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 2.3(c) and any dividends or other distributions payable pursuant to Section 2.3(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.

(d)                                 Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate or Book-Entry Shares, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.3(c), the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.3(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.3(c), payable with respect to such shares of Parent Common Stock.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in no event will any former holder of Company Common Stock be entitled to receive any dividend or other amount pursuant to this Section 2.3(d) with respect to a calendar quarter in which any Make-Up Dividend Amount has increased the Merger Consideration.

(e)                                  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.3(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(f)                                   Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Company Merger Effective Time shall be delivered to Parent or its designee, upon demand, and any such holders prior to the Company Merger who have not theretofore complied with this Article II shall thereafter look only to (i) Parent as general creditor thereof for payment of their claims for Merger Consideration (other than the Parent External Adviser Cash Consideration) and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.3(d) and (ii) Parent External Adviser as general creditor thereof for payment of their claims for the Parent External Adviser Cash Consideration. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration.

(g)                                  No Liability. None of Parent, Acquisition Sub, the Company, Parent External Adviser or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent, or with respect to any such Merger Consideration consisting of Parent External Adviser Cash Consideration, Parent External Adviser, free and clear of all claims or interest of any Person previously entitled thereto.

(h)                                 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that (i) no such investment shall relieve Parent, Parent External Adviser or the Exchange Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, or in commercial paper rated “A-1” or “P-1” or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i)                                     Withholding. Parent, Parent External Adviser and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock or holder of Company Options and Company Incentive Awards such amounts as Parent, Parent External Adviser or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law.  If amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, Parent External Adviser or the Exchange Agent on behalf of the Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Parent External Adviser or the Exchange Agent.

Section 2.4                                    Company Options; Company Incentive Awards.

(a)                                 Treatment of Company Options. As of immediately prior to the Company Merger Effective Time, each vested and unvested Company Option that is outstanding other than an Underwater Option shall become vested and exercisable in full and shall, to the extent not exercised as of the Company Merger Effective Time, be canceled and shall entitle the holder thereof to receive at the Company Merger Effective Time the positive amount of Option Consideration (subject to any applicable withholding or other Taxes required by Applicable Law to be withheld, which withholding shall first be applied against the cash portion of the Option Consideration) attributable to such Company Option; provided, however, that the cash portion of such Option Consideration shall be payable solely from cash provided to the Exchange Agent by Parent (and not, for the avoidance of doubt, by Parent External Adviser); provided, further, that the foregoing shall in no way reduce the amount of Option Consideration payable in respect of a Company Option under this Agreement, it being understood and agreed that notwithstanding anything herein to the contrary, the Total Cash Consideration in respect of each Company Option shall be the same amount as the product of (i) the Cash Consideration as defined in Section 2.2(a)(ii) without reduction and (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Company Merger Effective Time.  Following the Company Merger Effective Time, any such canceled Company Option shall no longer be exercisable for Company Common Stock and shall entitle the holder of such canceled Company Option only to the Option Consideration, which shall be paid as soon as practicable following the Company Merger Effective Time. Any Underwater Option shall be canceled and shall terminate at the Company Merger Effective Time with no consideration paid therefor.

(b)                                 Treatment of Company Incentive Awards. Effective as of immediately prior to the Company Merger Effective Time, each vested and unvested Company Incentive Award that is outstanding shall become vested in full immediately prior to the Company Merger Effective Time and the corresponding shares of Company Common Stock shall be released from the Trust pursuant to and consistent with the terms of the Performance Incentive Plans, after which each such share of Company Common Stock shall be immediately converted into the right to receive at the Company Merger Effective Time the Merger Consideration (subject to any applicable withholding or other Taxes or other amounts required by Applicable Law to be withheld in accordance with the terms of the Performance Incentive Plans and any Company Incentive Award thereunder) (the “Incentive Award Payment”); provided, however, that the cash portion of such Incentive Award Payment shall be payable solely from cash provided to the Exchange Agent by Parent (and not, for the avoidance of doubt, by Parent External Adviser); provided, further, that the foregoing shall in no way reduce the amount of Incentive Award Payment payable in respect of a Company Incentive Award under this Agreement, it being understood and agreed that notwithstanding anything herein to the contrary, the Cash Consideration in respect of each such share of Company Common Stock released from the Trust as described in this Section 2.4(b) shall be the same amount per share as the Cash Consideration as defined in Section 2.2(a)(ii) without reduction.  Each such share of Company Common Stock that is converted into the right to receive the Incentive Award Payment shall be canceled as provided in Section 2.2(a)(i), and the holders of such Company Common Stock shall cease to have any rights with respect to such Company Common Stock and any underlying Company Incentive Awards other than the right to receive the Incentive Award Payment. The Incentive Award Payment shall be paid at the Company Merger Effective Time.

Section 2.5                                    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.6                                    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Company Merger Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with Section 262 of the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Company Merger Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Company Merger Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands.  Prior to the Company Merger Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree to do any of the foregoing.

Section 2.7                                    Transfers; No Further Ownership Rights. After the Company Merger Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Company Merger Effective Time. If Certificates or Book-Entry Shares are presented to the Company Merger Surviving Corporation, Parent or the Exchange Agent for transfer following the Company Merger Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.2(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.8                                    Further Action.  If, at any time after the Company Merger Effective Time, any further action is determined by Parent or the Company Merger Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Company Merger Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the officers and managers of Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SUBSIDIARY ADVISER

Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements), or as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent, except with respect to the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.24, which are hereby made by the Company and Subsidiary Adviser to Parent jointly and severally, as follows:

Section 3.1                                    Organization; Qualification. Each of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, to own and use its assets in the manner in which its assets are currently used, and to perform its obligations under all Company Material Contracts to which it is a party, except where the failure to be in good standing, to have such power and authority, to own and use such assets or to perform its obligations under such Company Material Contracts would not have a Company Material Adverse Effect. Each of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Third Amended and Restated Certificate of Incorporation (as amended) and Second Amended and Restated Bylaws (as amended), as currently in effect, are included in the Company SEC Documents and the Company is not in violation of such documents. The Company has duly elected to be regulated as a business development company (“BDC”) pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.

Section 3.2                                    Capitalization; Consolidated Subsidiaries.

(a)                                 As of the close of business on May 20, 2016, the authorized capital stock of the Company consisted of (i) 1,000,000,000 shares of Company Common Stock, 214,378,836 of which were issued and outstanding (which number of issued and outstanding shares of Company Common Stock includes 2,642,800 shares of Company Common Stock held by the Trust pursuant to the Performance Incentive Plan, 2,621,948 of which are allocable to outstanding Company Incentive Awards and 20,852 of which are not allocable to outstanding Company Incentive Awards) and no shares of which were held by the Company as treasury stock, and (ii) 5,000,000 shares of preferred stock of the Company, par value $0.01 per share, no shares of which were outstanding. As of the close of business on May 20, 2016, there were outstanding Company Options to purchase 31,143,057 shares of Company Common Stock.

(b)                                 All of the issued and outstanding shares of Company Common Stock have been, and all of the issued and outstanding shares of Company Common Stock that may be issued pursuant to Company Options and Company Incentive Awards will be, duly authorized and validly issued and are or will be when issued fully paid, nonassessable and free of preemptive rights. All of the Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.

(c)                                  As of the close of business on May 20, 2016, other than as set forth in Section 3.2(a), there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is a party obligating the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group to issue, transfer or sell any shares of capital stock or other equity interest in the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group to repurchase, redeem or otherwise acquire any capital stock of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group, or any securities representing the right to purchase or otherwise receive any capital stock of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group, (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company or (iv) other equity-based awards, including any equity appreciation rights, issued by the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group.

(d)                                 Each Consolidated Subsidiary of the Company on the date hereof is listed on Section 3.2(d) of the Company Disclosure Letter. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Consolidated Subsidiary, free and clear of all Liens except for Permitted Liens, and all of such company, partnership or corporate (as applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  The Company has made available to Parent the currently effective corporate or other organizational documents for each Consolidated Subsidiary and member of the Subsidiary Adviser Group.

Section 3.3                                    Authority Relative to Agreement.

(a)                                 The Company and Subsidiary Adviser have all necessary corporate power and authority to execute and deliver this Agreement and, subject (in the case of the Company Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and Subsidiary Adviser, and the consummation by the Company and Subsidiary Adviser of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company and Subsidiary Adviser, and (in the case of the Adviser Merger, except for the filing of the Adviser Merger Certificate of Merger with the Delaware Secretary of State, and in the case of the Company Merger, except for the (i)

Company Stockholder Approval and (ii) filing of the Company Merger Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of the Company or Subsidiary Adviser is necessary to authorize the execution, delivery and performance of this Agreement by the Company and Subsidiary Adviser and the consummation by the Company and Subsidiary Adviser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and Subsidiary Adviser and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company and Subsidiary Adviser, enforceable against the Company and Subsidiary Adviser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)                                 The Company Board and the similar governing body of Subsidiary Adviser has, by resolutions adopted by the directors or similar governing members, (i) adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and Subsidiary Adviser and their respective stockholders or other equityholders, (iii) solely with respect to the Company, resolved to make the Company Recommendation (provided, that any change or modification or rescission of such recommendation by the Company Board in accordance with Section 5.6(e) shall not be a breach of the representation in this clause (iii)) and (iv) solely with respect to the Company, directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting.

(c)                                  Neither the execution and delivery of this Agreement by the Company and Subsidiary Adviser nor the consummation by the Company and Subsidiary Adviser of the transactions contemplated hereby, nor compliance by the Company and Subsidiary Adviser with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company’s Third Amended and Restated Certificate of Incorporation (as amended) or Second Amended and Restated Bylaws (as amended) or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Consolidated Subsidiary of the Company or any member of the Subsidiary Adviser Group, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4 have been obtained or made, conflict with or violate in any respect material to the Company any Law applicable to the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group or by which any property or asset of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is bound or affected or (iii) assuming the repayment in full of all obligations under the Company’s Existing Credit Facilities and termination of the commitments thereunder, violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of, require the Consent, or notice to or filing with any Third Party pursuant to, any of the terms or provisions of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Company Material Adverse Effect.

Section 3.4                                    No Conflict; Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, the Investment Company Act and the Investment Advisers Act, (ii) the filing of the Adviser Merger Certificate of Merger or the Company Merger Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 7.6, if any, (v) compliance with applicable rules and regulations of NASDAQ, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (viii) if the Hard 8 Restructuring shall not have occurred prior to the Closing, a finding of suitability of Parent and its necessary Affiliates by the Nevada Gaming Commission with regard to an investment in Hard 8 Games, LLC (the “Nevada Gaming Commission Approval”) and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

Section 3.5                                    Permits; Compliance with Laws.

(a)                                 The Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group to carry on their respective businesses under and pursuant to all Applicable Laws (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Each employee of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson or an equivalent person with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect, except where the failure to be so registered or licensed or to have such registration or license in full force and effect would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

(b)                                 None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is, or during the one-year period prior to the date of this Agreement has been, in default or violation of any (i) Law applicable to the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group or (ii) Company Permits, except for any such defaults or violations that would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole. Notwithstanding the foregoing, no representation or warranty in this Section 3.5 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 3.6 (Company SEC Documents; Financial Statements; Enforcement Actions), Section 3.8 (Disclosure Controls and Procedures), Section 3.16 (Employee Benefit Plans; Labor), Section 3.17 (Trademarks, Patents and Copyrights), Section 3.18 (Taxes), Section 3.20 (Real Property) and Section 3.21 (Environmental), respectively.

(c)                                  The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2014, there have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not have a Company Material Adverse Effect.

(d)                                 The Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group are, and have been at all times since January 1, 2014, in compliance with the FCPA, and all other applicable money laundering, anti-corruption or anti-bribery Laws of all jurisdictions having jurisdiction over the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group. The Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable money laundering, anti-corruption or anti-bribery Laws and maintain such policies and procedures in effect.

(e)                                  Since January 1, 2014, none of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is not in compliance in all material respects with any material Laws or Company Permits.

Section 3.6                                    Company SEC Documents; Financial Statements; Enforcement Actions.

(a)                                 Since January 1, 2015, the Company has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the Company since such date, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).

(b)                                 The consolidated financial statements (including all related notes and the related consolidated schedules of investments) of the Company and its Consolidated Subsidiaries and the consolidated financial statements (including all related notes and the related consolidated schedules of investments) of the Subsidiary Adviser Group included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Consolidated Subsidiaries or the Subsidiary Adviser Group, as applicable, as at the respective dates thereof or the respective periods then ended, as applicable (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its Consolidated Subsidiaries or the Subsidiary Adviser Group, as applicable, and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(c)                                  Neither the Company nor any of its Consolidated Subsidiaries nor any member of the Subsidiary Adviser Group is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of the Company, upon consummation of the Mergers restrict in any respect the conduct of the business of Parent or any of its Consolidated Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, except as would not, individually or in the aggregate, have a material adverse effect on the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, nor has the Company or any of its Consolidated Subsidiaries been advised in writing or, to the Knowledge of the Company, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would, individually or in the aggregate, have a material adverse effect on the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

Section 3.7                                    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group for inclusion or incorporation by reference in (a) the registration statement on Form N-14 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Company Merger (as amended or supplemented from time to time, the “Form N-14”) will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the joint proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting and to the stockholders of the Company relating to the Company Stockholders’ Meeting (the “Joint Proxy Statement”) will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Acquisition Sub, or to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.8                                    Disclosure Controls and Procedures. The Company and its Consolidated Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act (“Internal Controls”).  Such Internal Controls are designed to ensure that all information required to be disclosed in any Company SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such Internal Controls were effective using the framework specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and, except as set forth on Section 3.8 of the Company Disclosure Letter, such assessment did not identify, and to the Knowledge of the Company, neither the Company, its Consolidated Subsidiaries nor members of the Subsidiary Adviser Group have been made aware of, (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or its Consolidated Subsidiaries or (ii) any illegal act or fraud, whether or not material, that involves management or employees of the Company or its Consolidated Subsidiaries. The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in any such certifications were true and correct on the date such certifications were made. The Company, each of its Consolidated Subsidiaries and each member of the Subsidiary Adviser Group, if applicable, is in compliance in all material respects with the applicable listing standards and corporate governance standards of NASDAQ or other listing exchanges or self-regulating organizations applicable to the Company, its Consolidated Subsidiaries and members of the Subsidiary Adviser Group and has not received any written (or to the Knowledge of the Company, any verbal) notice asserting any non-compliance with the listing standards and corporate governance standards of NASDAQ.

Section 3.9                                    Absence of Certain Changes or Events. Except as set forth on Section 3.9 of the Company Disclosure Letter, since December 31, 2015, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that has had a Company Material Adverse Effect and (c) there has not been any action that, if it had been taken after the date hereof, would have required the consent of Parent under Sections 5.1(a), (d), (e)(B), (e)(D), (j), (m), (o), (p), (q), (r) and (s).

Section 3.10                             No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s or Subsidiary Adviser’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, as of the date hereof, none of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company.

Section 3.11                             Litigation. As of the date of this Agreement, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group, and to the Knowledge of the Company, there is no Proceeding pending or threatened against a Fund, in each case that would, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, and (ii) there is no judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company, any of its Consolidated Subsidiaries, a Fund or any member of the Subsidiary Adviser Group that, in the case of this clause (ii), would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12                             Regulatory Documents; Adviser Registrations; No Other Regulatory Registrations.

(a)                                 During the two-year period prior to the date of this Agreement, each member of the Subsidiary Adviser Group has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority, other than any such failure to file that would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

(b)                                 Each member of the Subsidiary Adviser Group listed in Section 3.12(b) of the Company Disclosure Letter (each, an “Adviser”) is, and at all times required by the Investment Advisers Act during the two-year period prior to the date of this Agreement has been, duly registered as an investment adviser under the Investment Advisers Act or registered as an investment adviser under Subsidiary Adviser’s registration and Form ADV in reliance on American Bar Association, Business Law Section SEC No-Action Letter (January 18, 2012). Each Adviser is, and at all times required by Applicable Law (other than the Investment Advisers Act) during the two-year period prior to the date of this Agreement has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not have a Company Material Adverse Effect. Other than the Advisers, none of the Company, its Consolidated Subsidiaries or the members of the Subsidiary Adviser Group is, or is required to be, registered as an investment adviser under the Investment Advisers Act or is, or is required by Applicable Law (other than the Investment Advisers Act) to be, registered, licensed or qualified as an investment adviser in any state or other jurisdiction, except where the existence of any such registration, license or qualification, or the failure to be so registered, licensed or qualified, would not be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

(c)                                  Each Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which policies and procedures have been made available to Parent) and, during the two-year period prior to the date of this Agreement, each such Adviser has been in compliance with such policies and procedures, except where the failure to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

(d)                                 None of the Company, its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is a broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law. None of the Company, its Consolidated Subsidiaries or the members of the Subsidiary Adviser Group has received written notice from any Governmental Authority of any pending Proceeding concerning any failure to obtain any broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker registration, license or qualification.

(e)                                  The Company has made available to Parent a complete and correct copy of each material no-action letter and exemptive order issued by the SEC to any of the Company, its Consolidated Subsidiaries, the members of the Subsidiary Adviser Group or, to the Knowledge of the Company, any Fund, on which any of them relies in the conduct of its respective business as conducted on the date of this Agreement.   The Company, its Consolidated Subsidiaries, the Funds and the members and the Subsidiary Adviser Group are in compliance in all material respects with any such material no-action letters and exemptive orders.

(f)                                   The Company has complied since January 1, 2015, and is in compliance, with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions are set forth in the Company’s registration statement (as amended from time to time), except for any noncompliance that would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole. The applicable member of the Subsidiary Adviser Group has complied since January 1, 2015, and is in compliance, with all provisions of the Advisory Agreements, except in each case for any noncompliance that would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

Section 3.13                             Non-Regulated Funds.

(a)                                 Section 3.13(a) of the Company Disclosure Letter sets forth a list of each Non-Regulated Fund as of the date of this Agreement. Except with respect to the Non-Regulated Funds, the Regulated Fund and their respective Subsidiaries, no member of the Subsidiary Adviser Group acts as investment adviser, sub-adviser, general partner, managing member, sponsor or in a similar capacity to any other pooled investment vehicle, managed account or other arrangement governed by an investment management agreement or similar contractual agreement as of the date hereof. Assuming that the representations of the applicable investors in each Non-Regulated Fund are true and correct, no Non-Regulated Fund is required to register as an investment company under the Investment Company Act.

(b)                                 Each Non-Regulated Fund that is a juridical entity is duly formed or organized (as applicable) validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its formation or organization (as applicable) and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where any failure to be so duly formed or organized (as applicable), validly existing, in good standing, licensed or qualified or to have such power would not have a Company Material Adverse Effect.

(c)                                  All of the outstanding shares or other ownership interests of each Non-Regulated Fund (as applicable) are duly authorized and validly issued under and sold in compliance with Applicable Law, and none of such shares or other ownership interests have been offered for sale or issued in violation of any Applicable Laws, except for any such violations that would not, individually or in the aggregate, be material to the applicable Non-Regulated Fund.

(d)                                 There is no Order imposed upon, or to the Knowledge of the Company threatened against, any of the Non-Regulated Funds that has had or would reasonably be expected to have a material adverse effect on the applicable Non-Regulated Fund. All notifications to local regulatory and other bodies required by Applicable Laws have been made to permit such activities as are carried out by the Non-Regulated Funds (or as are expressly proposed to be carried out by such Non-Regulated Funds), and all authorizations, licenses, consents and approvals required by Applicable Laws have been obtained in relation to the Non-Regulated Funds, except where any such failure would not, individually or in the aggregate, be material to the applicable Non-Regulated Fund.

(e)                                  The private placement memoranda or other similar offering documents in existence as of the date of this Agreement for the applicable Non-Regulated Funds, as well as all marketing activities carried out with respect to offering interests in such Non-Regulated Funds, complied with all Applicable Laws as of the date of such private placement memoranda (or other similar offering documents) or the date that any interests in such Non-Regulated Funds was first marketed, as applicable, except for any noncompliance that would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole.

(f)                                   The Company has made available to Parent complete and correct copies of the audited financial statements, prepared in accordance with GAAP, of each of the Non-Regulated Funds (except any Non-Regulated Fund in respect of which such financial statements are not prepared in the ordinary course) for the last two (2) fiscal years, or such shorter period as such Non-Regulated Fund has been in existence (each hereinafter referred to as a “Non-Regulated Fund Financial Statement”). Each of the Non-Regulated Fund Financial Statements presents fairly in all material respects the financial position of the related Non-Regulated Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Non-Regulated Fund Financial Statement and the results of operations and cash flows for the respective periods indicated.

(g)                                  Each of the investments made by a Non-Regulated Fund during the two-year period prior to the date of this Agreement (or, if shorter, the period of such Non-Regulated Fund’s existence), has been made in accordance with Applicable Law and the investment restrictions applicable to such Non-Regulated Funds, at the time such investment was made, as set forth in its private placement memorandum or other similar applicable offering document and its constituent documents or, in the case of a CLO/CDO Issuer (as defined below), each CLO Indenture and Advisory Agreement thereof, in each case, as in effect at the time the investments were made, except where any such failure would not, individually or in the aggregate, be material to the applicable Non-Regulated Fund.

(h)                                 In the case of each Non-Regulated Fund that is an issuer of a collateralized loan obligations or collateralized debt obligations (each, a “CLO/CDO Issuer”), to the Knowledge of the Company, no default or event of default under any applicable CLO Indenture, Advisory Agreement or other material transaction document (including any related side letter related thereto) has occurred and is continuing and neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this

Agreement, will result in a default or an event of default by such CLO/CDO Issuer of any provision of any applicable CLO Indenture, Advisory Agreement or other material transaction document (including any related side letter related thereto), except where any such default or event of default would not, individually or in the aggregate, be material to the applicable Non-Regulated Fund.

Section 3.14                             Regulated Fund.

(a)                                 The Regulated Fund is a company regulated as a BDC under the Investment Company Act and the election to be so regulated has not been revoked or withdrawn and is in full force and effect. No Fund is registered as an investment company under the Investment Company Act. No Fund other than the Regulated Fund is regulated as a BDC under the Investment Company Act.

(b)                                 The Advisory Agreement with the Regulated Fund has been duly approved and is in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). The Adviser to the Regulated Fund is not in default under the Advisory Agreement with the Regulated Fund, except for any default that would not, individually or in the aggregate, be material to the Regulated Fund.

(c)                                  The Regulated Fund is duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not have a Company Material Adverse Effect.

(d)                                 The Regulated Fund is, and has during the two-year period prior to the date of this Agreement (or, if shorter, the period of the Regulated Fund’s existence), operated in compliance (i) with Applicable Law and (ii) with its fundamental investment restrictions, as set forth in the applicable prospectus and registration statement for the Regulated Fund, except where any failure to be in compliance would not have a Company Material Adverse Effect.

(e)                                  The shares of the Regulated Fund have been issued and sold in compliance with Applicable Law, except where any failure of such compliance would not, individually or in the aggregate, be material to the Regulated Fund.

(f)                                   The audited balance sheet of the Regulated Fund as of December 31, 2014 and December 31, 2015 and the related other financial statements for such two (2) most recently completed fiscal years (or such shorter time as is applicable for 2014) have been prepared in accordance with GAAP, and present fairly in all material respects the financial position and other financial results of such Regulated Fund at the dates and for the periods stated therein.

(g)                                  Since January 15, 2014, the Regulated Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code. The Regulated Fund has (i) timely filed (or caused to be timely filed) all material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with the appropriate Taxing Authority and (ii) has timely paid (or caused to be paid) all material Taxes due and owing (whether or not shown on such Tax Returns) other than any such Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP. There is no currently pending or proposed in writing audit of any material Tax Returns of the Regulated Fund. There are no outstanding waivers or comparable consents given by the Regulated Fund regarding the application of the statute of limitations with respect to Taxes.

(h)                                 The Regulated Fund has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2014, there have been no “Material Compliance Matters” for the Regulated Fund, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the board of directors of the Regulated Fund and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, be material to the Subsidiary Adviser Group, taken as a whole.

(i)                                     During the two-year period prior to the date of this Agreement the Regulated Fund has filed (after giving effect to any extensions) with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC, other than such failures to file that would not, individually or in the aggregate, be material to the Regulated Fund, and such material forms, documents and reports, as of their respective dates of filing with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.15                             Ineligible Persons.

(a)                                 No employee, officer or director of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such person has received exemptive relief from the SEC with respect to any such disqualification, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in any such disqualification of any employee, officer or director of the Company.

(b)                                 No Adviser nor any “affiliated person” (as defined in the Investment Company Act) of any Adviser is ineligible pursuant to Sections 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to the Regulated Fund, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of any Adviser or any such “affiliated person” to serve as an investment adviser to the Regulated Fund pursuant to Sections 9(a) or 9(b) of the Investment Company Act. No Adviser nor any “person associated with” (as defined in the Investment Advisers Act) any Adviser is ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of any Adviser or any such “person associated with” any Adviser to serve in any such capacities pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act.

(c)                                  None of the Company, its Subsidiaries, any member of the Subsidiary Adviser Group or any of their employees is subject to any “bad actor” disqualification specified under Rule 506 of Regulation D promulgated under the Securities Act.

Section 3.16                             Employee Benefit Plans; Labor.

(a)                                 Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group sponsors, participates in, is a party or contributes to or with respect to which the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group could reasonably be expected to have any liability; and (ii) each other material employment or employee benefit plan, program, policy, arrangement or agreement, including any equity option, equity purchase, equity appreciation right or other equity or equity-based incentive plan, cash bonus or incentive compensation arrangement, employment, change in control, retirement or deferred compensation profit-sharing unemployment or severance compensation plan, program, policy, arrangement or agreement for any current or former employee or director of, or other service provider to, the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group presently sponsors, participates in, is a party or contributes to, or with respect to which the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group could reasonably be expected to have any material liability (each, a “Company Benefit Plan”). The Company has made available to Parent a true and complete copy of each Company Benefit Plan and all material amendments thereto.  The Company has made available to Parent a true and complete copy of (i) each Company Benefit Plan and all material amendments thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and (v) the most recent summary plan description and any material modification with respect thereto.

(b)                                 Except as would, individually or in the aggregate, be a material liability to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and Applicable Laws, including ERISA and the Code.

(c)                                  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable

Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan. To the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to result in the revocation of such letter.

(d)                                 Except as would, individually or in the aggregate, be a material liability to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to or sponsored) a multiemployer plan (as defined in Section 3(37) of ERISA) or a Company Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(e)                                  Except as would, individually or in the aggregate, be a material liability to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, there are no claims pending, or, to the Knowledge of the Company, threatened material Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan. Neither the Company nor any of its Consolidated Subsidiaries is or has at any time been the “employer” or “connected or associated” with the “employer” (as those terms in quotation marks are used in the UK Pensions Act 2004) in relation to any pension, superannuation or other retirement benefits plan in respect of which benefits are calculated by reference to age, salary or length of service.

(f)                                   Except as set forth on Section 3.16(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Mergers will, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the Mergers), (i) entitle any current or former director or employee of, or service provider to, the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group to any material payment, except as expressly provided in this Agreement, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or service provider or (iii) accelerate the time of payment or vesting of amounts due any such director, employee or service provider or, except as provided for in this Agreement. No amounts payable under the Company Benefit Plans or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(g)                                  Except as would, individually or in the aggregate, be a material liability to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, none of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has any material obligations for post-termination health, welfare or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code) or coverage in which the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries).

(h)                                 Since January 1, 2015, there have been no strikes, lockouts or other labor stoppages against the Company, the Consolidated Subsidiaries or any member of the Subsidiary Adviser Group.

(i)                                     No employee of the Company or any of its Consolidated Subsidiaries has transferred to the Company or such Consolidated Subsidiary (as applicable) under a relevant transfer (as that term is defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006), who immediately prior to the relevant transfer was a member of an occupational pension scheme that provided early retirement benefits unrelated to old age, invalidity or survivors.

Section 3.17                             Trademarks, Patents and Copyrights.

(a)                                 Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications (including internet domain name registrations); and (iii) copyright registrations and applications owned by the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group as of the date hereof. Such registrations for Intellectual Property Rights owned by the Company, its Consolidated Subsidiaries or members of the Subsidiary Adviser Group are in effect and subsisting and, to the Knowledge of the Company, valid.

(b)                                 To the Knowledge of the Company, except as would not, individually, or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group own, validly license or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, internet domain names, service marks, know-how, trade secrets and other intellectual property rights, and any registrations and applications therefor (the “Intellectual Property Rights”), that are material to the respective businesses of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group as currently conducted.

(c)                                  To the Knowledge of the Company, except as would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, as of the date hereof, the conduct of the respective businesses of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group as currently conducted does not infringe upon or otherwise violate any Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, except for any such infringement or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing or otherwise violating any Intellectual Property Rights that are material to the respective businesses of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group as currently conducted, except for any such infringement or other violation as would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole. This Section 3.17(c) constitutes the only representation and warranty of the Company with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

Section 3.18                             Taxes.

(a)                                 The Company, each of its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

(b)                                 The unpaid Taxes of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group did not, as of the date of their respective most recent consolidated financial statements, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of its most recent consolidated financial statements, none of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  As of the date of this Agreement, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group.  None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  No written claim has been made by any Governmental Authority in a jurisdiction where the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group.

(d)                                 All Taxes that the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)           None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group), and none of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has any liability for Taxes of any other Person (other than Taxes of the Company, any Consolidated Subsidiary or any member of the Subsidiary Adviser Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

(f)            None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company, its Consolidated Subsidiaries, the members of the Subsidiary Adviser Group and certain Portfolio Companies or customary commercial Contracts entered into in the ordinary course of business, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company, its Consolidated Subsidiaries or the members of the Subsidiary Adviser Group.

(g)           There are no Liens for Taxes on any of the assets of the Company or any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group other than Permitted Liens.

(h)           None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(i)            Within the last two (2) years, none of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has been a party to any transaction intended to qualify under Section 355 of the Code.

(j)            As of the date of this Agreement and to the Knowledge of the Company, there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of Applicable Law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of Applicable Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(k)           The transactions contemplated by the Mortgage Manager Purchase Agreement and any Pending Sale Agreement will not result in any material Tax liability (other than an increase in any liability for alternative minimum tax or an increase in any state or local Tax liability) imposed on or payable by the Company or any of its Consolidated Subsidiaries.

Except insofar as Section 3.16 relates to Taxes, this Section 3.18 contains the sole and exclusive representations and warranties of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group relating to Taxes.

Section 3.19          Material Contracts.

(a)           Section 3.19(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is a party, except for this Agreement or as expressly set forth below, that:

(i)            constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company and its Consolidated Subsidiaries, taken as a whole;

(ii)           except with respect to investments set forth in the Company SEC Documents and other than any arrangement regarding a Portfolio Company, is a joint venture, alliance, partnership or similar agreement that is material to the operation of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as whole;

(iii)          except with respect to investments set forth in the Company SEC Documents, and other than any arrangement regarding any Portfolio Company or any Fund, is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group) relating to Indebtedness (whether outstanding or as may be incurred) in an amount in excess of $5,000,000 individually;

(iv)          is (A) an Advisory Agreement or Collateral Management Agreement providing for collateral management, investment advisory or other management or advisory fees in excess of $500,000 per year payable to the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group or (B) any other agreement with a Fund for the provision of management, advisory or other services to, or that relates to the receipt of management fees, performance fees, performance allocations or other compensation from, a Fund;

(v)           creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $2,500,000, or creates or would create a Lien on any asset of the Company or its Consolidated Subsidiaries or any members of the Subsidiary Adviser Group (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business);

(vi)          is with (A) any Consolidated Subsidiaries of the Company or any members of the Subsidiary Adviser Group or (B) any “associate” or member of the

“immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A), in each case in excess of $10,000,000 (individually or together with all related Agreements);

(vii)         is a Contract that obligates the Company, any of its Consolidated Subsidiaries or any members of the Subsidiary Adviser Group to conduct any business that is material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, on an exclusive basis with any Third Party, or upon consummation of the Mergers, will obligate Parent or any of their Consolidated Subsidiaries to conduct business with any Third Party on an exclusive basis;

(viii)        is an Order or Consent of a Governmental Authority to which the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is subject, other than any such Order or Consent that does not (A) involve future monetary obligations by the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group in excess of $1,000,000 or (B) impose material restrictions on the business of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group;

(ix)          is a non-competition or non-solicitation Contract or any other Contract that limits or would reasonably be expected to limit in any material respect the manner in which, or the localities in which, any material business of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group (taken as a whole) is or could be conducted or the types of material businesses that the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group conduct; or

(x)           is a Contract (including a Contract relating to acquisitions or dispositions of controlling interests in controlled Portfolio Companies but excluding any Contract relating to acquisitions or dispositions of debt investments in Portfolio Companies) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing material obligations or that was entered into after December 31, 2015 and that has not yet been consummated, in each case pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $10,000,000 or (B) any other Person has the right to acquire any assets of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group (or any interests therein) after the date of this Agreement with total consideration realizable by or payable to the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group in excess of $10,000,000.

(b)           None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract to which it is a party, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, to the

Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract except as would not have a Company Material Adverse Effect. Each Company Material Contract is (A) a valid and binding obligation of the Company, or its Consolidated Subsidiary or member of the Subsidiary Adviser Group that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, except such as would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole (provided, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect other than as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           Section 3.19(c) of the Company Disclosure Letter sets forth, opposite the name of each Fund (other than the CDO Fund), the amount of assets under management by the Subsidiary Adviser Group (“AUM”) in respect of such Fund as of the Base Date.

Section 3.20          Real Property.

(a)           None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group owns any real property.

(b)           Section 3.20(b) of the Company Disclosure Letter sets forth a complete and accurate list of each lease pursuant to which the Company, its Consolidated Subsidiaries and/or the members of the Subsidiary Adviser Group leases, subleases or licenses an interest in real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the “Company Leased Real Property”). As of the date of this Agreement, except as would not have a Company Material Adverse Effect, the Company, its Consolidated Subsidiaries and/or the members of the Subsidiary Adviser Group have valid leasehold, subleasehold or license interests in all Company Leased Real Property. Each lease for Company Leased Real Property is a valid and binding obligation of the Company, or its Consolidated Subsidiary or member of the Subsidiary Adviser Group that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto, except such as would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole; provided, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(c)           As of the date of this Agreement, except as would not have a Company Material Adverse Effect, none of the Company, any of its Consolidated Subsidiaries or any

member of the Subsidiary Adviser Group has received any written communication from, or given any written communication to, or to the Knowledge of the Company, received or given any other type of communication from or to, any other party to a lease for Company Leased Real Property or any lender, alleging that the Company, any of its Consolidated Subsidiaries, any member of the Subsidiary Adviser Group or such other party, as the case may be, is in default under such lease.

Section 3.21          Environmental. Except as would not have a Company Material Adverse Effect:

(a)           the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group are in compliance with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws;

(b)           there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group. None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has received written notice from any Person, including any Governmental Authority, alleging that the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group is a party or subject to any Order pursuant to Environmental Law; and

(c)           to the Knowledge of the Company, with respect to the Company Leased Real Property, there have been no Releases of Hazardous Materials on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons.

Section 3.22          Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.28, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Company Merger or any other transactions contemplated by this Agreement.

Section 3.23          Vote Required. The adoption of this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation of the transactions contemplated hereby.

Section 3.24          Brokers. No investment banker, broker or finder other than Goldman, Sachs & Co. (“Goldman Sachs”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), the fees and expenses of which will each be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group.

Section 3.25          Opinion of Financial Advisors. The Company has received the opinion of Goldman Sachs to the effect that, based upon and subject to the limitations and assumptions set forth in such opinion, as of the date hereof, the Merger Consideration (excluding the Make-up Dividend Amount) to be paid to holders (other than Parent, Parent External Adviser, any holders entering into the Elliott Support Agreement and their respective Affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.  The Company has received the opinion of Credit Suisse to the effect that, based upon and subject to the limitations and assumptions set forth in such opinion, as of the date hereof, the Merger Consideration (excluding the Make-up Dividend Amount) to be received by holders of Company Common Stock in the Company Merger is fair, from a financial point of view, to such holders, other than Parent, Parent External Adviser, any holders entering into the Elliott Support Agreement and their respective Affiliates.

Section 3.26          Insurance. The Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group have paid, or caused to be paid, all premiums due under all material insurance policies of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to the Company, its Consolidated Subsidiaries or the members of the Subsidiary Adviser Group, taken as a whole. None of the Company, its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. None of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case that is held by, or for the benefit of, the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.27          Investment Assets. Each of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group has good title to all securities, indebtedness and other financial instruments held by it, free and clear of any material Liens, except for Permitted Liens to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company, any of its Consolidated Subsidiaries or a member of the Subsidiary Adviser Group and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

Section 3.28          No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company, Subsidiary Adviser nor any other Person on behalf of the Company or Subsidiary Adviser makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries (including the Subsidiary Adviser Group), any Portfolio Company, any Fund or any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof.  Other than in the case of intentional fraud, neither the Company, Subsidiary Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates, Forecasts or other material made available to Parent or Acquisition Sub in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III.

Section 3.29          Acknowledgment of Disclaimer of Other Representations and Warranties.  The Company acknowledges that, as of the date hereof, it and its Representatives (a) have received full access to such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent, Parent External Adviser, their respective Subsidiaries, the Portfolio Companies and any funds managed by them which it and its Representatives, as of the date hereof, have requested to review; (b) have received and may continue to receive from Parent, Parent External Adviser and their respective Subsidiaries and Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding Parent, Parent External Adviser, their respective Subsidiaries, the Portfolio Companies and any funds managed by them and their respective businesses and operations (collectively, “Parent Forecasts”); and (c) have had full opportunity to meet with the management of Parent, Parent External Adviser and their respective Subsidiaries and to discuss the business and assets of Parent, Parent External Adviser, their respective Subsidiaries, the Portfolio Companies and any funds managed by them. The Company acknowledges and agrees that (1) there are uncertainties inherent in attempting to make Parent Forecasts, with which the Company is familiar, and the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Parent Forecasts (including the reasonableness of the assumptions underlying such Parent Forecasts), and the Company shall have no claim against Parent, Parent External Adviser, their respective Subsidiaries, the Portfolio Companies, any funds managed by them or any of their respective Representatives with respect to any such Parent Forecasts, other than with respect to intentional fraud, and (2) the Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent, Parent External Adviser, their respective Subsidiaries, the Portfolio Companies and any funds managed by them and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Company Merger, the Company has relied on the results of its own independent review and analysis. The Company further acknowledges and agrees that (I) any Parent Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available to them in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article IV and (II) except for the representations and warranties expressly set forth in Article IV, (a) neither Parent, Parent External Adviser nor any of their respective Subsidiaries or Representatives makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Mergers and the Company is not relying on (and the Company shall have no claim against Parent, Parent External Adviser, any of their respective Subsidiaries, the Portfolio Companies, any funds managed by them or their respective Representatives in respect of, other than in the case of intentional fraud) any such representation or warranty and (b) no Person has been authorized by Parent, Parent External Adviser or any of their respective Subsidiaries or Representatives to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT EXTERNAL ADVISER, IHAM AND ACQUISITION SUB

Except as disclosed in the Parent SEC Documents filed by Parent prior to the date of this Agreement (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements), or as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company, except with respect to the representations and warranties in Section 4.29, which are hereby made by Parent External Adviser to the Company severally and not jointly, and except with respect to the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 and Section 4.22, which are hereby made by Parent, Acquisition Sub and IHAM to the Company jointly and severally, as follows:

Section 4.1            Organization; Qualification. Each of Parent, Acquisition Sub and IHAM is a corporation or other entity, duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity or similar power and authority to conduct its business as it is now being conducted, to own and use its assets in the manner in which its assets are currently used, and to perform its obligations under all Parent Material Contracts to which it is a party, except where the failure to be in good standing or to have such power and authority, to own and use such assets or to perform its obligations under such Parent Material Contract would not have a Parent Material Adverse Effect. Each of Parent, Acquisition Sub and IHAM is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent, Acquisition Sub or IHAM is in violation of any provision of such documents. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.

Section 4.2            Capitalization; Subsidiaries.

(a)           As of the close of business on May 20, 2016, the authorized capital stock of Parent consisted of (i) 500,000,000 shares of Parent Common Stock, 313,954,008 of which were issued and outstanding. There are no (i) options to purchase shares of Parent Common Stock or (ii) shares of preferred stock of Parent authorized and outstanding.

(b)           All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, and the shares of Parent Common Stock issuable pursuant to this Agreement will (subject to obtaining the Parent Stockholder Approval) be when issued, fully paid, nonassessable and free of preemptive rights. All of Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.

(c)           As of the close of business on May 20, 2016, other than as set forth in Section 4.2(a), there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Parent, any of its Subsidiaries or IHAM is a party obligating Parent, any of its Subsidiaries or IHAM to issue, transfer or sell any shares of capital stock or other equity interest in Parent, any of its Subsidiaries or IHAM or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent, any of its Subsidiaries or IHAM to repurchase, redeem or otherwise acquire any capital stock of Parent, any of its Subsidiaries or IHAM, or any securities representing the right to purchase or otherwise receive any capital stock of Parent, any of its Subsidiaries or IHAM, (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent or (iv) other equity-based awards, including any equity appreciation rights, issued by Parent, any of its Subsidiaries or IHAM.

(d)           As of the close of business on May 20, 2016, the authorized capital stock of Acquisition Sub consisted of (i) 100 shares of common stock, $0.01 par value per share, 100 of which were issued and outstanding. As of the date hereof there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Acquisition Sub or IHAM is a party obligating Acquisition Sub or IHAM to issue, transfer or sell any shares of capital stock or other equity interest in Acquisition Sub or IHAM or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Acquisition Sub or IHAM to repurchase, redeem or otherwise acquire any capital stock or other equity interests of Acquisition Sub or IHAM, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of Acquisition Sub or IHAM, (iii) voting trusts or similar agreements to which Acquisition Sub or IHAM is a party with respect to the voting of the capital stock or other equity interests of Acquisition Sub or IHAM or (iv) other equity-based awards, including any equity appreciation rights, issued by Parent, IHAM or any of their respective Subsidiaries.

Section 4.3            Authority Relative to Agreement.

(a)           Parent, Acquisition Sub and IHAM have all necessary entity power and authority to execute and deliver this Agreement and, subject (in the case of the issuance of shares of Parent Common Stock in connection with the Company Merger) to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Acquisition Sub and IHAM, and the consummation by Parent, Acquisition Sub and IHAM of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate or similar action by Parent, Acquisition Sub and IHAM, and (in the case of the Adviser Merger, except for the filing of the Adviser Merger Certificate of Merger with the Delaware Secretary of State, and in the case of the issuance of shares of Parent Common Stock in connection with the Company Merger, except for the (i) receipt of the Parent Stockholder Approval and (ii) filing of the Company Merger Certificate of Merger with the Delaware Secretary of State) no other Proceeding on the part of Parent, Acquisition Sub or IHAM is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Acquisition Sub and IHAM and the consummation by Parent, Acquisition Sub and IHAM of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, Acquisition Sub and IHAM and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent, Acquisition Sub and IHAM, enforceable against each of Parent, Acquisition Sub and IHAM in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)           The board of directors or similar governing body of each of Parent, Acquisition Sub and IHAM has, by resolutions adopted by the directors or similar governing members, (i) adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub and IHAM and their respective stockholders or other equityholders, as applicable, (iii) solely with respect to Parent, resolved to make the Parent Recommendation (provided, that any change or modification or rescission of such recommendation by the Parent Board in accordance with Section 5.3(c) shall not be a breach of the representation in this clause (iii)) and (iv) solely with respect to Parent, directed that the Parent Stock Issuance be submitted to a vote at the Parent Stockholders’ Meeting. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved and adopted this Agreement.  IHAM GP, acting in its capacity as the general partner of IHAM, has approved and adopted this Agreement.

(c)           Neither the execution and delivery of this Agreement by Parent, Acquisition Sub or IHAM nor the consummation by Parent, Acquisition Sub or IHAM of the transactions contemplated hereby, nor compliance by Parent, Acquisition Sub or IHAM with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, any of its Subsidiaries or IHAM, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, conflict with or violate in any respect material to Parent any Law applicable to Parent, any of its Subsidiaries or IHAM or by which any property or asset of Parent, any of its Subsidiaries or IHAM is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of, require the Consent, or notice to, any Third Party pursuant to, any of the terms or provisions of any Parent Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent, any of its Subsidiaries or IHAM, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

Section 4.4            No Conflict; Required Filings and Consents.

(a)           No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent, any of its Subsidiaries or IHAM in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, the Investment Company Act and the Investment Advisers Act, (ii) the filing of the Adviser Merger Certificate of Merger and Company Merger Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 7.6, (v) compliance with applicable rules and regulations of NASDAQ, (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications under Antitrust Laws, (viii) if the Hard 8 Restructuring shall not have occurred prior to the Closing, the Nevada Gaming Commission Approval and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. No approval under Section 57(f) of the Investment Company Act is necessary in connection with the execution and delivery by Parent, Acquisition Sub or IHAM of this Agreement or the consummation by Parent, Acquisition Sub or IHAM of the transactions contemplated hereby.

(b)           Parent has received an order from the SEC under the Investment Company Act granting Parent an exemption from Section 12(d)(3) of the Investment Company Act to own and operate IHAM in accordance with the terms of such order (the “Parent Exemptive Order”), and the Parent Exemptive Order has not been rescinded.

Section 4.5            Permits; Compliance with Laws; No Regulatory Registrations; IHAM.

(a)           Parent, its Subsidiaries and IHAM are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Parent and its Subsidiaries to carry on their respective businesses under and pursuant to all Applicable Laws (the “Parent Permits”), and no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Parent Permits would not have a Parent Material Adverse Effect.  Each employee of Parent, its Subsidiaries and IHAM who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson or an equivalent person with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect, except where the failure to be so registered or licensed or to have such registration or license in full force and effect would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(b)           None of Parent, its Subsidiaries or IHAM is, or during the one-year period prior to the date of this Agreement has been, in default or violation of any (i) Law applicable to Parent, any of its Subsidiaries or IHAM or (ii) Parent Permits, except for any such defaults or violations that would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, no representation or warranty in this Section 4.5 is made with respect to Parent SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Parent SEC Documents; Financial Statements; Enforcement Actions), Section 4.8 (Disclosure Controls and Procedures), Section 4.14 (Employee Benefit Plans; Labor), Section 4.15 (Trademarks, Patents and Copyrights), Section 4.16 (Taxes), Section 4.18 (Real Property) and Section 4.19 (Environmental), respectively.

(c)           Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2014, there have been no “Material Compliance Matters” for Parent, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Parent Board and satisfactorily remedied or are in the process of being remedied or those that would not have a Parent Material Adverse Effect.

(d)           Parent, its Subsidiaries and IHAM are, and have been at all times since January 1, 2014, in compliance with the FCPA, and all other applicable money laundering, anti-corruption or anti-bribery Laws of all jurisdictions having jurisdiction over Parent, its Subsidiaries and IHAM. Parent, its Subsidiaries and IHAM have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable money laundering, anti-corruption or anti-bribery Laws and maintain such policies and procedures in effect.

(e)           Since January 1, 2014, none of Parent, any of its Subsidiaries or IHAM or, to the Knowledge of Parent, any of their respective directors, officers or employees, has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority asserting that Parent, any of its Subsidiaries or IHAM is not in compliance in all material respects with any material Laws or Parent Permits.

(f)            Neither Parent nor any of its Subsidiaries is, or is required to be, registered as an investment adviser under the Investment Advisers Act or is, or is required by Applicable Law (other than the Investment Advisers Act) to be, registered, licensed or qualified as an investment adviser in any state or other jurisdiction, except where the existence of any such registration, license or qualification, or the failure to be so registered, licensed or qualified, would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is a broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law. Neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority of any failure to obtain any investment adviser, broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker registration, license or qualification.

(g)           IHAM.

(i)            During the two-year period prior to the date of this Agreement, IHAM has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority, other than such failure to file that would not, individually or in the aggregate, be material to IHAM and its Subsidiaries, taken as a whole.

(ii)           IHAM is, and at all times required by the Investment Advisers Act during the two-year period prior to the date of this Agreement has been, duly registered as an investment adviser under the Investment Advisers Act.  IHAM is, and at all times required by Applicable Law (other than the Investment Advisers Act) during the two-year period prior to the date of this Agreement has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not have a Parent Material Adverse Effect. Other than IHAM, none of Parent and its Subsidiaries is, or is required to be, registered as an investment adviser under the Investment Advisers Act or is, or is required by Applicable Law (other than the Investment Advisers Act) to be, registered, licensed or qualified as an investment adviser in any state or other jurisdiction, except where the existence of any such registration, license or qualification, or the failure to be so registered, licensed or qualified, would not be material to IHAM and its Subsidiaries, taken as a whole.

(iii)          IHAM has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which policies and procedures have been made available to the Company) and, during the two-year period prior to the date of this Agreement, IHAM has been in compliance with such policies and procedures, except where the failure to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to IHAM and its Subsidiaries, taken as a whole.

(iv)          The transactions contemplated by this Agreement will not (A) violate any provision of the limited partnership agreement of IHAM, (B) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, and except for any Consents, filings or other notices that may be required or advisable under applicable Law or as set forth on Section 4.5(g)(iv) of the Parent Disclosure Letter, conflict with or violate in any respect material to IHAM any Law applicable to IHAM or by which any property or asset of IHAM is bound or affected or (C) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of, require the Consent, or notice to, any Third Party pursuant to, any of the terms or provisions of any Contract to which IHAM is a party, or result in the creation of a material Lien, other than any Permitted Lien, upon any of the property or assets of IHAM, other than, in the case of clauses (B) and (C), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would have or reasonably be expected to have a material adverse effect on the business, assets and operations of IHAM or the consummation of the transactions contemplated by this Agreement.

(h)           Parent has made available to the Company a complete and correct copy of each material no-action letter and exemptive order issued by the SEC to any of Parent and its Subsidiaries, on which any of them relies in the conduct of its respective business as conducted on the date of this Agreement.  Parent and its Subsidiaries are in compliance in all material respects with any such material no-action letters and exemptive orders.

(i)            Parent has complied since January 1, 2015, and is in compliance, with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions may be set forth in Parent’s registration statement (as amended from time to time), except for any noncompliance that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6            Parent SEC Documents; Financial Statements; Enforcement Actions.

(a)           Since January 1, 2015, Parent has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by Parent since such date, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).

(b)           Parent has made available to the Company a complete and correct copy of each material no-action letter and exemptive order issued by the SEC to Parent or any of its Subsidiaries on which any of them relies in the conduct of its respective business as conducted on the date of this Agreement. Parent and its Subsidiaries are in compliance in all material respects with any such material no-action letters and exemptive orders, except where the failure to so be in compliance would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(c)           The consolidated financial statements (including all related notes and the related consolidated schedules of investments) of Parent and its Subsidiaries included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as at the respective dates thereof or the respective periods then ended, as applicable (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, as applicable, and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(d)           Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of Parent, upon consummation of the Mergers restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not, individually or in the aggregate, have a material adverse effect on Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would, individually or in the aggregate, have a material adverse effect on Parent or any of its Subsidiaries, taken as a whole.

Section 4.7            Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Acquisition Sub regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries or Parent External Adviser, or to statements made therein based on information supplied by or on behalf of the Company or, if applicable, Parent External Adviser, for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.8            Disclosure Controls and Procedures. Parent and its Subsidiaries maintain Internal Controls.  Such Internal Controls are designed to ensure that all information required to be disclosed in any Parent SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015 and such assessment concluded that such Internal Controls were effective using the framework specified in Parent’s Annual Report on Form 10-K for the year ended December 31, 2015 and, except as set forth on Section 4.8 of the Parent Disclosure Letter, such assessment did not identify, and to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has been made aware of, (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent or its Subsidiaries or (ii) any illegal act or fraud, whether or not material, that involves management or employees of Parent or its Subsidiaries. The principal executive officer and principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in any such certifications were true and correct on the date such certifications were made and such officers would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates. Parent and each of its Subsidiaries, if applicable, is in compliance in all material respects with the applicable listing standards and corporate governance standards of NASDAQ or other listing exchanges or self-regulating organizations applicable to Parent and its Subsidiaries, and has not received any written (or to the Knowledge of Parent, any verbal) notice asserting any non-compliance with the listing standards and corporate governance standards of NASDAQ.

Section 4.9            Absence of Certain Changes or Events. Since December 31, 2015, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that has had a Parent Material Adverse Effect and (c) there has not been any action that, if it had been taken after the date hereof, would have required the consent of the Company under Sections 5.2(a), (d), (f), (i) and (j).

Section 4.10          No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in Parent’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Parent SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not be material to Parent and its Subsidiaries, taken as a whole, as of the date hereof, none of Parent or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent.

Section 4.11          Litigation. As of the date of this Agreement, (i) there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, be material to Parent or its Subsidiaries, taken as a whole, and (ii) there is no judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that, in the case of this clause (ii), would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12          Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Company Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Company Merger.

Section 4.13          Ineligible Persons. No employee, officer or director of Parent has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act unless, in each case, such person has received exemptive relief from the SEC with respect to any such disqualification, nor is there any Proceeding pending or, to the Knowledge of Parent, threatened by any Governmental Authority that would result in any such disqualification of any employee, officer or director of Parent. Neither Parent nor any of its “associated persons” is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) and there is no Proceeding pending or, to the Knowledge of Parent, threatened by any Governmental Authority that would result in Parent or any of its “associated persons” becoming so subject. None of the Parent, its Subsidiaries or any of its employees is subject to any “bad actor” disqualification specified under Rule 506 of Regulation D promulgated under the Securities Act.

Section 4.14          Employee Benefit Plans; Labor(a)  .

(a)           None of the Parent or any of its Consolidated Subsidiaries has any employees.

(b)           Except as would, individually or in the aggregate, be a material liability to Parent and its Subsidiaries, taken as a whole, neither Parent nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Parent, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to or sponsored) a multiemployer plan (as defined in Section 3(37) of ERISA) or any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

(c)           Except as set forth on Section 4.14(c) of the Parent Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Mergers will, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the Mergers), (i) entitle any current or former director of, or service provider to, Parent or any of its Subsidiaries to any material payment, except as expressly provided in this Agreement, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director or service provider or (iii) accelerate the time of payment or vesting of amounts due any such director or service provider or, except as provided for in this Agreement. No amounts payable under any employee benefit plan or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(d)           Parent has not, and has never been the “employer” or “connected or associated” with the “employer” (as those terms in quotation marks are used in the UK Pensions Act 2004) in relation to any pension, superannuation or other retirement benefits plan in respect of which benefits are calculated by reference to age, salary or length of service.

Section 4.15          Trademarks, Patents and Copyrights.

(a)           Section 4.15(a) of the Parent Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications (including internet domain name registrations); and (iii) copyright registrations and applications owned by Parent and its Subsidiaries as of the date hereof. Such registrations for Intellectual Property Rights owned by Parent or its Subsidiaries are in effect and subsisting and, to the Knowledge of Parent, valid.

(b)           To the Knowledge of Parent, except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries own, validly license or have all Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted.

(c)           To the Knowledge of Parent, except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, as of the date hereof, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon or otherwise violate any Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no such claim pending or, to the Knowledge of Parent, threatened, except for any such infringement or other violation that would not have a Parent

Material Adverse Effect. To the Knowledge of Parent, no other Person is infringing or otherwise violating any Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted, except for any such infringement or other violation as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. This Section 4.15(c) constitutes the only representation and warranty of Parent with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

Section 4.16          Taxes.

(a)           Since January 1, 2012, Parent has elected to be treated as, and has operated in conformity with the requirements for qualification and taxation as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a regulated investment company under Subchapter M of Chapter 1 of the Code.  Parent and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

(b)           The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of its most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of its most recent consolidated financial statements, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           As of the date of this Agreement, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  No written claim has been made by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.

(d)           All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)           Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of Parent or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

(f)            Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

(g)           There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(h)           Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(i)            Within the last two (2) years, neither Parent nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

This Section 4.16 contains the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to Taxes.

Section 4.17          Material Contracts.

(a)           Section 4.17(a) of the Parent Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Parent Material Contract, a complete and correct copy of each of which has been made available to the Company. For purposes of this Agreement, “Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party, except for this Agreement or as expressly set forth below, that:

(i)            constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of Parent and its Subsidiaries, taken as a whole;

(ii)           except with respect to investments set forth in the Parent SEC Documents, is a joint venture, alliance, partnership or similar agreement that is material to the operation of Parent and its Subsidiaries, taken as whole;

(iii)          except with respect to investments set forth in the Parent SEC Documents (and other than any arrangement regarding any Portfolio Company), is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among Parent and its Subsidiaries) relating to

Indebtedness (whether outstanding or as may be incurred) in an amount in excess of $5,000,000 individually;

(iv)          creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $10,000,000, or creates or would create a Lien on any asset of Parent or any of its Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business);

(v)           is with (A) any Subsidiaries of Parent or (B) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A), in each case in excess of $10,000,000 (individually or together with all related Agreements);

(vi)          is a Contract that obligates Parent or any of its Subsidiaries to conduct any business that is material to Parent or its Subsidiaries, taken as a whole, on an exclusive basis with any Third Party;

(vii)         is an Order or Consent of a Governmental Authority to which Parent or any of its Subsidiaries is subject, other than any such Order or Consent that does not (A) involve future monetary obligations by Parent or any of its Subsidiaries in excess of $1,000,000 or (B) impose material restrictions on the business of Parent or any of its Subsidiaries;

(viii)        is a non-competition or non-solicitation Contract or any other Contract that limits or would reasonably be expected to limit in any material respect the manner in which, or the localities in which, any material business of Parent and its Subsidiaries (taken as a whole) is or could be conducted or the types of material businesses that Parent and its Subsidiaries conduct;

(ix)          is a Contract (excluding any Contract relating to acquisitions or dispositions of debt investments in Portfolio Companies) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing material obligations or that was entered into after December 31, 2015 and that has not yet been consummated, in each case pursuant to which (A) Parent reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $10,000,000 or (B) any other Person has the right to acquire any assets of Parent or any of its Subsidiaries (or any interests therein) after the date of this Agreement with total consideration realizable by or payable to Parent or any of its Subsidiaries in excess of $10,000,000.

(x)           is the Parent External Advisory Agreement or the Parent Administration Agreement.

(b)           None of Parent or any Subsidiary of Parent is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Parent Material Contract to which it is a party, except as would not have a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Parent Material Contract except as would not have a Parent Material Adverse Effect. Each Parent Material Contract is (A) a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, except such as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole (provided, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect other than as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.18          Real Property.

(a)           None of the Parent nor any of its Subsidiaries owns any real property.

(b)           Section 4.18(b) of the Parent Disclosure Letter sets forth a complete and accurate list of each lease pursuant to which Parent and/or its Subsidiaries leases, subleases or licenses an interest in real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the “Parent Leased Real Property”). As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, Parent and/or its Subsidiaries have valid leasehold, subleasehold or license interests in all Parent Leased Real Property. Each lease for Parent Leased Real Property is a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and to the Knowledge of Parent, the other parties thereto, except such as would not, individually or in the aggregate, be material to Parent or its Subsidiaries, taken as a whole; provided, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(c)           As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has received any written communication from, or given any written communication to, or to the Knowledge of Parent, received or given any other type of communication from or to, any other party to a lease for Parent Leased Real Property or any lender, alleging that Parent or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 4.19          Environmental. Except as would not have a Parent Material Adverse Effect:

(a)           Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Parent Permits required for their operations under applicable Environmental Laws;

(b)           there is no pending or, to the Knowledge of Parent, threatened Proceeding pursuant to any Environmental Law against Parent or any of its Subsidiaries. None of Parent or any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that Parent or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. None of Parent or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and

(c)           to the Knowledge of Parent, with respect to the Parent Leased Real Property, there have been no Releases of Hazardous Materials on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons.

Section 4.20          Vote Required. The approval (a) by a majority of votes cast at the Parent Stockholders’ Meeting of the Parent Stock Issuance and (b) as required under the Investment Company Act as set out on Section 4.20 of the Parent Disclosure Letter (the approvals in clauses (a) and (b), the “Parent Stockholder Approval”), are the only votes of holders of securities of Parent that are required in connection with the consummation of the transactions contemplated hereby.

Section 4.21          Sufficient Funds.

(a)           Parent has delivered to Company true, correct and complete copies of (i) the fully executed debt commitment letter, dated as of the date hereof, from Bank of America, N.A. and Wells Fargo Bank, National Association (such debt commitment letter, together with all exhibits, schedules, annexes, supplements, term sheets, amendments, supplements or modifications to such letter in effect as of the date hereof, and the Fee Letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, the lenders party thereto have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”), (ii) the fully executed fee letter associated therewith (provided, that the fee amounts, pricing caps and economic terms (other than covenants) set forth therein, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted), together with all exhibits, schedules, annexes, supplements, term sheets, amendments, supplements or modifications to such letter in effect as of the date hereof (the “Fee Letter”).

(b)           As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect as to Parent and the other parties thereto and has not been withdrawn or terminated, or otherwise amended, supplemented or modified in any respect, and is valid, binding and enforceable against all of the parties thereto in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. There are not, nor are there contemplated to be, any other agreements, side letters or arrangements relating to the Debt Commitment Letter to which Parent, Acquisition Sub or any of their Affiliates is a party. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a failure to satisfy any condition of the Debt Commitment Letter, (ii) result in any portion of the Debt Financing to be unavailable on or before the Closing Date or (iii) result in a default or breach on the part of Parent, Acquisition Sub or any other Subsidiary of Parent, or to the Knowledge of Parent, any other party thereto, under any term or condition of the Debt Commitment Letter. Each of Parent, Acquisition Sub and each Subsidiary of Parent has no reason to believe that it or any other party to the Debt Commitment Letter will be unable to satisfy on a timely basis, any term or condition of closing to be satisfied by such party, contained in the Debt Commitment Letter. Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Debt Financing to be paid on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date. The aggregate net proceeds from the Debt Financing (both before and after giving effect to the exercise of any or all market flex provisions related thereto), cash on Parent’s balance sheet and the Parent External Adviser Cash Consideration constitute all of the financing required for the consummation of the transactions contemplated by this Agreement, are sufficient in amount for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement and are sufficient in amount to consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration and the payment of all associated fees, costs and expenses (including fees, cash and expenses related to the Debt Financing). The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent and Acquisition Sub. The only conditions precedent or other contingencies related to the initial funding of the Debt Financing on the Closing Date to be included in the final documentation regarding the Debt Financing will be the conditions expressly contained in the Debt Commitment Letter. The Debt Commitment Letter has not been withdrawn, repudiated, terminated or rescinded in any respect. To the Knowledge of Parent, there are no facts or circumstances that could result in any of the conditions set forth in the Debt Commitment Letter not being satisfied.

(c)           Neither Parent’s nor Acquisition Sub’s obligations under this Agreement are contingent upon or otherwise subject to (i) any conditions regarding Parent’s, any of its Affiliate’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby or (ii) Parent’s consummation of any financing arrangements.

(d)           Any breach of, or inaccuracy in, the provisions of this Section 4.21 shall not result in a failure of a condition pursuant to Section 6.3(a) if Parent is capable of satisfying its obligations to pay the Merger Consideration payable by it in accordance with the provisions of this Agreement.

Section 4.22          Brokers. No investment banker, broker or finder other than Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Affiliates.

Section 4.23          Opinion of Financial Advisor. Parent has received the opinion of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the limitations and assumptions set forth in each such opinion, respectively, the Parent Cash Consideration and the Exchange Ratio to be paid by Parent pursuant to this Agreement collectively are fair, from a financial point of view, to Parent.

Section 4.24          Insurance. Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all material insurance policies of Parent and its Subsidiaries and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. None of Parent or any of its Subsidiaries has received written notice that they are in default with respect to any obligations under such policies other than as would not have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case that is held by, or for the benefit of, Parent or any of its Subsidiaries, other than as would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

Section 4.25          Solvency.  Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries (including any member of the Subsidiary Adviser Group). Each of Parent and Acquisition Sub is solvent as of the date of this Agreement, and Parent will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of any amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be solvent at and immediately after the Company Merger Effective Time. As used in this Section 4.25, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the Company Merger, Parent and its Subsidiaries will exceed their debts, (b) each of Parent and Acquisition Sub and, after the Company Merger, Parent and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and (c) each of Parent and Acquisition Sub and, after the Company Merger, Parent and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.25, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.26          Share Ownership. None of Parent, Acquisition Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Acquisition Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock and none of Parent, Acquisition Sub or their respective Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 4.27          Management Agreements. Other than this Agreement, as of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Company Merger Effective Time.

Section 4.28          Investment Assets. Each of Parent and its Subsidiaries has good title to all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except for Permitted Liens to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent and any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

Section 4.29          Parent External Adviser. Parent External Adviser hereby represents and warrants to the Company as follows:

(a)           Organization; Qualification. Parent External Adviser is a limited liability company, duly formed, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation and has the requisite limited liability company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. Parent External Adviser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent External Adviser Organizational Documents, as currently in effect, and Parent External Adviser is not in violation of any provision of such documents.  Parent External Adviser does not have any Subsidiaries.

(b)           Authority Relative to Agreement.

(i)            Parent External Adviser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent External Adviser, and the consummation by Parent External Adviser of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate or similar action by Parent External Adviser and no other Proceeding on the part of Parent External Adviser is necessary to authorize the execution, delivery and performance of this Agreement by Parent External Adviser and the consummation by Parent External Adviser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent External Adviser and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent External Adviser, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(ii)           Neither the execution and delivery of this Agreement by Parent External Adviser nor the consummation by Parent External Adviser of the transactions contemplated hereby, nor compliance by Parent External Adviser with any of the terms or provisions of this Agreement with respect to which it is a party, will (A) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent External Adviser, (B) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.29(c) have been obtained or made, conflict with or violate any Law applicable to Parent External Adviser or by which any property or asset of Parent External Adviser is bound or affected or (C) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of, require the Consent of, or notice to, any Third Party pursuant to, any of the terms or provisions of any Contract material to Parent External Adviser, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent External Adviser, other than, in the case of clauses (B) and (C), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

(c)           No Consents; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent External Adviser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, the Investment Company Act and the Investment Advisers Act, (ii) applicable requirements under corporation or Blue Sky Laws of various states, (iii) such filings as may be required in connection with the Taxes described in Section 7.6, (iv) compliance with applicable rules and regulations of The New York Stock Exchange, (v) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vi) compliance with and filings or notifications under Antitrust Laws, (vii) the Nevada Gaming Commission Approval and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(d)           Permits; Compliance with Laws; Regulatory Registrations.

(i)            Parent External Adviser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Parent External Adviser to carry on its business as it is now being conducted under and pursuant to all Applicable Laws (the “Parent External Adviser Permits”), and no suspension or cancellation of any of the Parent External Adviser Permits is pending or, to the Knowledge of Parent External Adviser, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Parent External Adviser Permits would not have a Parent Material Adverse Effect.

(ii)           Parent External Adviser is not, and during the one-year period prior to the date of this Agreement has not been, in default or violation of any (A) Law applicable to Parent External Adviser or (B) Parent External Adviser Permits, except for any such defaults or violations that would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(iii)          During the two-year period prior to the date of this Agreement, Parent External Adviser has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority, other than such failures to file that would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(iv)          Parent External Adviser is, and at all times required by the Investment Advisers Act during the two-year period prior to the date of this Agreement has been, duly registered as an investment adviser under the Investment Advisers Act. Parent External Adviser is, and at all times required by Applicable Law (other than the Investment Advisers Act) during the two-year period prior to the date of this Agreement has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not have a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Form ADV of Parent External Adviser as in effect on the date of this Agreement.

(v)           The Parent External Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor Parent External Adviser is in default under the Parent External Advisory Agreement, except where such default would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. The Parent External Advisory Agreement is a valid and binding obligation of Parent and Parent External Adviser, except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole; provided, that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. There is no Proceeding pending or, to the Knowledge of Parent External Adviser, threatened, and, to the Knowledge of Parent External Adviser, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of an investment adviser to perform its obligations under the Parent External Advisory Agreement.

(vi)          Neither Parent External Adviser nor any “affiliated person” (as defined in the Investment Company Act) of Parent External Adviser is ineligible pursuant to Sections 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company (or BDC), nor is there any Proceeding pending or, to the Knowledge of Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of Parent External Adviser or any such “affiliated person” to serve as an investment adviser to a registered investment company (or BDC) pursuant to Sections 9(a) or 9(b) of the Investment Company Act. Neither Parent External Adviser nor any “person associated with” (as defined in the Investment Advisers Act) Parent External Adviser is ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of Parent External Adviser or any such “person associated with” Parent External Adviser to serve in any such capacities pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act.

(e)           Regulatory Documents. Parent External Adviser has made available to the Company a complete and correct copy of each material no-action letter and exemptive order issued by the SEC to Parent External Adviser on which it relies in providing investment advisory services to Parent. Parent External Adviser is in compliance in all material respects with any such material no-action letters and exemptive orders.

(f)            Information Supplied. None of the information supplied in writing by Parent External Adviser with respect to itself for inclusion or incorporation by reference in the Form N-14 will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading.

(g)           Controls and Procedures. Parent External Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act

(complete and correct copies of which have been made available to the Company) and, during the two-year period prior to the date of this Agreement, Parent External Adviser has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(h)           Absence of Certain Changes. During the two-year period prior to the date of this Agreement, there has been no material adverse change in the operations, affairs or regulatory status of Parent External Adviser.

(i)            Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent External Adviser, threatened against Parent External Adviser that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, nor is there any judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of Parent External Adviser, investigation by any Governmental Authority involving, Parent External Adviser that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

Section 4.30          No Other Representations or Warranties(a)   .  Except for the representations and warranties contained in this Article IV, neither Parent, Acquisition Sub, Parent External Adviser, IHAM nor any other Person on behalf of Parent, Acquisition Sub, IHAM or Parent External Adviser makes any express or implied representation or warranty with respect to Parent, Parent External Adviser, IHAM, any of their respective Subsidiaries, any Portfolio Company, any fund managed by them or any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof.  Other than in the case of intentional fraud, neither Parent, Acquisition Sub, IHAM, Parent External Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

Section 4.31          Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company, its Subsidiaries (including the Subsidiary Adviser Group), the Portfolio Companies and the Funds which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) have received and may continue to receive from the Company and its Subsidiaries (including the Subsidiary Adviser Group) and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries (including the Subsidiary Adviser Group), the Portfolio Companies and the Funds and their respective businesses and operations (collectively, “Forecasts”); and (c) have had full opportunity to meet with the management of the Company and its Subsidiaries (including the

Subsidiary Adviser Group) and to discuss the business and assets of the Company, its Subsidiaries (including the Subsidiary Adviser Group), the Portfolio Companies and the Funds. Parent and Acquisition Sub acknowledge and agree that (1) there are uncertainties inherent in attempting to make Forecasts, with which Parent and Acquisition Sub are familiar, and Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Forecasts (including the reasonableness of the assumptions underlying such Forecasts), and Parent and Acquisition Sub shall have no claim against the Company, its Subsidiaries (including the Subsidiary Adviser Group), the Portfolio Companies, the Funds or any of their respective Representatives with respect to any such Forecasts, other than with respect to intentional fraud, and (2) each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company, its Subsidiaries (including the Subsidiary Adviser Group), the Portfolio Companies and the Funds and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Company Merger, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis. Parent and Acquisition Sub each further acknowledges and agrees that (I) any Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article III and (II) except for the representations and warranties expressly set forth in Article III, (a) neither the Company nor any of its Subsidiaries (including the Subsidiary Adviser Group) makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Company Merger and Parent and Acquisition Sub are not relying on (and Parent and Acquisition Sub shall have no claim against the Company, any of its Subsidiaries (including the Subsidiary Adviser Group), the Portfolio Companies, the Funds or their respective Representatives in respect of, other than in the case of intentional fraud) any such representation or warranty and (b) no Person has been authorized by the Company or any of its Subsidiaries (including the Subsidiary Adviser Group) to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth on Section 5.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause Subsidiary Adviser and its Consolidated Subsidiaries to, conduct the business of the Company and its Consolidated Subsidiaries (other than Mortgage Manager and its Subsidiaries) or Subsidiary Adviser and its

Consolidated Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice and use reasonable best efforts to maintain generally its advantageous business relationships (provided, that the failure by the Company or any of its Consolidated Subsidiaries or Subsidiary Adviser or its Consolidated Subsidiaries to take actions expressly prohibited by subsections 5.1(a) through 5.1(t) below will not be deemed a breach of this clause (x)); and (y) the Company shall not, and shall not permit any of its Consolidated Subsidiaries or Subsidiary Adviser or its Consolidated Subsidiaries to (provided, that notwithstanding anything in this Agreement to the contrary, (A) none of the Company and its Affiliates shall be restricted from taking any action contemplated by the Mortgage Manager Purchase Agreement and the transactions expressly contemplated thereby (so long as the consummation of such transactions does not result in any material liability for Taxes (other than any liability for alternative minimum taxes) being imposed on the Company or its Consolidated Subsidiaries) and (B) with respect to clauses (f), (i), (j) and (k) below, none of the Company or Subsidiary Adviser, or their respective Consolidated Subsidiaries, and no member of the Subsidiary Adviser Group shall be restricted or encumbered from taking any action, or be required or permitted to take any action, if such restriction, encumbrance, requirement or permission would contravene any provision of the Existing Credit Facilities identified in clauses (a) and (b) of the definition thereof or any related loan documents):

(a)           amend or otherwise change the Third Amended and Restated Certificate of Incorporation (as amended) or the Second Amended and Restated Bylaws (as amended) of the Company (or such equivalent organizational or governing documents of any of its Consolidated Subsidiaries or Subsidiary Adviser or its Consolidated Subsidiaries);

(b)           except for (i) transactions solely among the Company and its wholly owned Consolidated Subsidiaries, Subsidiary Adviser and its wholly owned Consolidated Subsidiaries or (ii) transactions solely among the Company’s wholly owned Consolidated Subsidiaries, Subsidiary Adviser and its wholly owned Consolidated Subsidiaries, or any of them, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c)           except for transactions among the Company and its wholly owned Consolidated Subsidiaries, Subsidiary Adviser and its wholly owned Consolidated Subsidiaries or among the Company’s wholly owned Consolidated Subsidiaries, Subsidiary Adviser and its wholly owned Consolidated Subsidiaries, or any of them (provided, that for purposes of determining whether such Consolidated Subsidiary is “wholly owned” for purposes of this this Section 5.1(c), any equity securities thereof owned by any employee of such Consolidated Subsidiary shall be disregarded), or as otherwise contemplated by Section 5.1(f), issue, sell, pledge, dispose, encumber or grant, or authorize the same with respect to, any shares of its or the Company’s or its Consolidated Subsidiaries’ or Subsidiary Adviser’s or its Consolidated Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or its Consolidated Subsidiaries’ or Subsidiary Adviser’s or its Consolidated Subsidiaries’ capital stock; provided, however, that (i) the Company may issue shares upon the exercise of any Company Option or payment of any Company Incentive Award outstanding as of the date hereof or as may be granted after the date hereof in accordance with clause (ii) of this proviso; (ii) the Company may issue shares and grant stock options pursuant to the terms of offer letters or employment agreements existing as of the date hereof and as required under Company Benefit Plans existing as of the date hereof, in each case pursuant to Contracts or Company Benefit Plans, as applicable, that have been made available to Parent prior to the date hereof; and (iii) this Section 5.1(c) shall not restrict, in any manner, the granting of “Liens” (as defined in the Existing Credit Facilities identified in clauses (a) and (b) of the definition thereof) created pursuant to the Existing Credit Facilities referenced in clauses (a) and (b) of the definition of “Existing Credit Facilities” set forth in this Agreement;

(d)           declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Consolidated Subsidiaries’ or Subsidiary Adviser’s or any of its Consolidated Subsidiaries’ capital stock or other equity interests, other than dividends and distributions paid by any Consolidated Subsidiary of the Company or Subsidiary Adviser to the Company or any wholly owned Consolidated Subsidiary of the Company or by any Consolidated Subsidiary of Subsidiary Adviser to Subsidiary Adviser or any wholly owned Consolidated Subsidiary of Subsidiary Adviser; provided, that (i) for purposes of determining whether such Consolidated Subsidiary is “wholly owned” for purposes of this Section 5.1(d), any equity securities thereof owned by any employee of such Consolidated Subsidiary shall be disregarded; and (ii) this Section 5.1(d) shall not apply to Subsidiary Adviser or its Subsidiaries to the extent it would create or cause to exist any restriction or encumbrance on the ability of Subsidiary Adviser or its Subsidiaries to make any dividend payments or other distributions in respect of its capital stock;

(e)           except (i) as required pursuant to any Contracts or Company Benefit Plans as in effect as of the date hereof, (ii) in connection with the promotion of Company employees below the level of senior vice president for the period commencing on January 1, 2017 in the ordinary course of business consistent with past practice or (iii) as otherwise required by Law: (A) increase the compensation or benefits payable or to become payable to any current or former employee or director of, or service provider to, the Company, any Consolidated Subsidiary or any member of the Subsidiary Adviser Group (except for increases in base salary for any period commencing on or after January 1, 2017 for employees earning less than $200,000 in annual base salary in an amount not to exceed 20% of such employee’s base salary as of the date hereof and not to represent an increase in aggregate base salary payable of more than $1,000,000 on an annualized basis for all employees of the Company, its Consolidated Subsidiaries and members of the Subsidiary Adviser Group above the aggregate base salary on an annualized basis payable by the Company, its Consolidated Subsidiaries and members of the Subsidiary Adviser Group on the date hereof); (B) grant any severance, termination, retention or change in control pay to, or enter into any severance, termination, retention or change in control agreement with, any current or former employee or director of, or service provider to, the Company, any Consolidated Subsidiary of the Company or any member of the Subsidiary Adviser Group for an amount greater than $100,000 individually so long as all such amounts do not result in an increase of the aggregate amounts that would be paid or payable pursuant to the Contracts and Company Benefit Plans, taken as a whole, in effect as of the date of this Agreement (provided, that nothing in this Section 5.1(e) shall prohibit the Company from extending the term or period of applicability of any existing severance, termination, retention or change in control agreement with any current or former employee or director of, or service provider to, the Company, any Consolidated Subsidiary of the Company or any member of the Subsidiary Adviser Group that is set forth on Section 5.1(e) of the Company Disclosure Letter if by its terms such agreement will terminate or not be applicable prior to the Closing Date); (C) except as otherwise provided in this Section

5.1(e), adopt, enter into or become bound by any new Company Benefit Plan or materially amend, modify or terminate any Company Benefit Plan (provided, that nothing in this Section 5.1(e) shall prohibit the Company from extending the term or period of applicability of any Company Benefit Plan that is set forth on Section 5.1(e) of the Company Disclosure Letter if by its terms such Company Benefit Plan will terminate or no longer be applicable prior to the Closing Date); (D) accelerate the time of payment or vesting of any compensation or benefits for any current or former employee or director of, or other service provider to, the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group (provided, that (1) the Company shall be permitted to accelerate the vesting or payment of all or any portion of the Company Options, Company Incentive Awards, any other severance payments or benefits or other payments or benefits under any Company Benefit Plan or Contract prior to the Closing (but not earlier than immediately prior to the Closing except (a) with respect to any person who has not been identified to be receiving an offer from Parent External Adviser or its Affiliates in accordance with and within the timeframe set forth in Section 5.10(a)(ii) or who does not accept such an offer from Parent External Adviser or its Affiliates or (b) as otherwise consented to in writing by Parent) if such amounts would be expected to become payable or vested upon termination of employment or the Company Merger Effective Time, and to terminate Company Benefit Plans to give effect to the foregoing; (2) such acceleration would not result in tax or penalties becoming due under Section 409A of the Code; and (3) to the extent any payment or benefit would be required to be delayed in order to comply with Section 409A of the Code, the Company shall be permitted to fund any such benefit or payment through the creation of a rabbi trust); or (E) except as otherwise expressly provided in this Agreement, pay or provide any material compensation or benefit not required by the terms of any Company Benefit Plan as in effect on the date of, or as may be extended or renewed pursuant to, this Agreement (other than the payment of cash compensation in the ordinary course of business consistent with past practice) to any current or former employee or director of, or service provider to, the Company, any Consolidated Subsidiary or any member of the Subsidiary Adviser Group;

(f)            grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of the Company’s or its Consolidated Subsidiaries’ or Subsidiary Adviser’s or its Consolidated Subsidiaries’ capital stock or other equity interests;

(g)           acquire or dispose (including by merger, consolidation or acquisition of stock or assets) or lease or license, or otherwise sell, transfer or encumber (except in respect of any merger, consolidation or business combination among, or any sale, assignment, transfer or other disposition of assets to, the Company and its wholly owned Consolidated Subsidiaries, Subsidiary Adviser and its wholly owned Consolidated Subsidiaries, or among the Company’s wholly owned Consolidated Subsidiaries, Subsidiary Adviser and its wholly owned Consolidated Subsidiaries, or any of them) any (i) Portfolio Company investment or (ii) corporation, partnership, limited liability company, other business organization or any division or all or any material portion of the assets, business or properties of any other Person, or material amount of assets thereof, or agree to do any of the foregoing, except, in each case in clauses (i) and (ii), with respect to: (A) dispositions with collective sales prices, as applicable, not exceeding $25,000,000 individually or $100,000,000 in the aggregate (provided, that any such disposition is not (1) with respect to any asset set forth on Section 5.1(g)(A) of the Company Disclosure Letter, except pursuant to clause (F) of this Section 5.1(g), and (2) being made in exchange for consideration less than the fair market value (as set forth in the Company’s statement of investments included in its most recent quarterly or annual reports filed with the SEC) of the asset being disposed); (B) a Pending Sale Agreement on the terms set forth therein; (C) the sale of a Portfolio Company investment set forth on Section 5.1(g) of the Company Disclosure Letter, solely if such sale is on terms and conditions materially consistent in all respects with the terms and conditions set forth with respect to such Portfolio Company investment on Section 5.1(g) of the Company Disclosure Letter; (D) compliance with unfunded commitment obligations existing as of the date hereof with respect to any Portfolio Company investments; (E) acquisitions in the form of follow-on investments in Portfolio Company investments existing as of the date hereof and not exceeding $25,000,000 individually or $100,000,000 in the aggregate (measured in each case as a net increase in outstanding commitments to such Portfolio Companies) (provided, that the applicable Portfolio Company investment in which such follow-on investment is being made had a fair value as of March 31, 2016 as reported by the Company in its statement of investments for such date equal to at least ninety-five percent (95%) of its cost); or (F) in any case where the Company or the Portfolio Company investment is subject to a compulsory drag-along, call option, prepayment option or redemption, or similar compulsory contractual obligation, to sell, have redeemed or paid off, or otherwise dispose of, any Portfolio Company investment pursuant to the contractual terms pertaining to such Portfolio Company investment; provided, that: (1) in each case in clauses (A) through (E), only if the transactions described in clauses (A) through (E) individually or collectively do not result in any material Tax liability (other than any liability for alternative minimum taxes) being imposed on the Company or its Consolidated Subsidiaries; (2) the Company shall provide Parent notification of any disposition made pursuant to clauses (A) through (C) and (F) promptly following the consummation thereof; and (3) the Company shall provide Parent notification of any acquisition made pursuant to clause (E) promptly following the consummation thereof;

(h)           amend, terminate, modify or waive any provision of any Pending Sale Agreement or the Mortgage Manager Purchase Agreement to the extent that any such amendment, termination, modification or waiver would be materially adverse to the Company, any of its Consolidated Subsidiaries or Subsidiary Adviser or its Consolidated Subsidiaries; provided that any amendment, termination, modification or waiver that decreases (or would reasonably be expected to decrease) the amount of, or changes the form of, any consideration to be received by the Company, its Consolidated Subsidiaries or a member of the Subsidiary Adviser Group, as applicable, in respect of such Pending Sale Agreement or the Mortgage Manager Purchase Agreement, or that increases (or would reasonably be expected to increase) the liability (contingently or otherwise) to be borne by the Company, any of its Consolidated Subsidiaries or a member of the Subsidiary Adviser Group, as applicable, pursuant to such Pending Sale Agreement or the Mortgage Manager Purchase Agreement, shall in each case be deemed to be materially adverse for purposes of this Section 5.1(h);

(i)            (i) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than (A) the payment, discharge or satisfaction, required pursuant to the terms of Existing Credit Facilities or the 2013 Indenture as in effect as of the date of this Agreement and (B) Indebtedness incurred by the Company or its wholly owned Consolidated Subsidiaries and owed to the Company or its wholly owned Consolidated Subsidiaries), (ii) cancel any material Indebtedness (individually or in the aggregate) or waive or amend any claims or rights of substantial value (other than (A) in connection with ordinary course restructurings of investments in Portfolio Companies in an aggregate amount not to exceed $5,000,000 in present fair market value and (B) Indebtedness incurred by the Company or its wholly owned Consolidated Subsidiaries and owed to the Company or its wholly owned Consolidated Subsidiaries) or (iii) waive material benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which it or any of its Consolidated Subsidiaries or Subsidiary Adviser is a party (other than (A) with respect to Portfolio Company investments and (B) in the ordinary course of business consistent with past practice);

(j)            (i) incur any Indebtedness or guarantee any such Indebtedness of any Person (except for (A) Indebtedness or guarantees for drawdowns with respect to Existing Credit Facilities in the ordinary course of business consistent with past practice, (B) Indebtedness owed to the Company or its wholly owned Consolidated Subsidiaries, (C) Indebtedness in the form of letters of credit not to exceed $5,000,000 individually or $10,000,000 in the aggregate or (D) as otherwise set forth on Section 5.1(j)(i)(D) of the Company Disclosure Letter) so long as such Indebtedness does not provide for any penalty upon prepayment or (ii) except as permitted by Section 5.1(g), make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to or in the Company, the Subsidiary Adviser Group or any direct or indirect wholly owned Consolidated Subsidiary of the Company or the Subsidiary Adviser Group (provided, that for purposes of determining whether such Consolidated Subsidiary is “wholly owned” for purposes of this clause (A), any equity securities thereof owned by any employee of such Consolidated Subsidiary shall be disregarded), (B) pursuant to previously disclosed commitments existing as of the date of this Agreement that are identified on Section 5.1(j)(ii)(B) of the Company Disclosure Letter or are otherwise set forth on Section 5.1(j)(ii)(B) of the Company Disclosure Letter and (C) with respect to Indebtedness incurred by the Company or its wholly owned Consolidated Subsidiaries);

(k)           make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens except Permitted Liens;

(l)            terminate, enter into, agree to any material amendment or modification of, renew or waive any material rights under any Company Material Contract or any Contract for Company Leased Real Property in Bethesda, Maryland or New York, New York, in each case in any manner materially adverse to the Company, its Consolidated Subsidiaries or the Subsidiary Adviser Group, as applicable;

(m)          make any material change to its methods of accounting, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP or (iii) as required by a change in Applicable Law;

(n)           make or agree to make any capital expenditure exceeding $1,500,000 in the aggregate;

(o)           commence any material Proceedings except with respect to routine matters in the ordinary course of business and consistent with past practice, or settle any Proceedings other than settlements that result solely in monetary obligations involving payment by the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group of (i) the amounts specifically reserved in accordance with GAAP with respect to such Proceeding or claim on the Company’s consolidated financial statements for the year ending December 31, 2015, (ii) amounts to be paid from escrow accounts for purposes of working capital adjustments and indemnification matters related to former Portfolio Companies, in each case pursuant to Contracts that have been made available to Parent prior to the date hereof, (iii) amounts to be paid from insurance proceeds for the purpose of paying such settlements or (iv) an amount not greater than $1,000,000 in the aggregate;

(p)           make or change any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or Proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax or surrender any right to claim a material Tax refund;

(q)           enter into a new line of business outside of the Company’s investment objective as described in the Company SEC Documents (provided, that this prohibition does not apply in any way to any Portfolio Company);

(r)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, any of its Consolidated Subsidiaries or any member of the Subsidiary Adviser Group; or

(s)            enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

Section 5.2            Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (a) as may be required by Law, (b) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement, (d) as is required (as reasonably determined by the Parent Board and taking into account the provisions of Section 852(b)(7) of the Code) to (i) preserve the status of Parent as a regulated investment company as defined in Section 851 of the Code for U.S. federal income Tax purposes or (ii) avoid the payment of income or excise Tax or interest under Sections 851, 852 and 4982 of the Code, or (e) as set forth in Section 5.2 of the Parent Disclosure Letter, (x) Parent shall, and shall cause its Subsidiaries to, conduct the business of Parent and its Subsidiaries in the ordinary course of business and in a manner consistent with past practice and use reasonable best efforts to maintain generally its advantageous business relationships (provided, that the failure by Parent or any of its Subsidiaries to take actions expressly prohibited by subsections 5.2(a) through 5.2(o) below will not be deemed a breach of this clause (x)); and (y) Parent shall not, and shall not permit any of its Subsidiaries to (provided, that notwithstanding anything in this Agreement to the contrary, none of Parent, its Subsidiaries or IHAM shall be restricted or encumbered from taking any action, or be required or permitted to take any action, if such restriction, encumbrance, requirement or permission would contravene any provision of Parent’s, its Subsidiaries’ or IHAM’s existing credit facilities or any related loan documents):

(a)           amend or otherwise change the organizational documents of Parent (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)           except for (i) transactions solely among Parent and its wholly owned Subsidiaries, (ii) transactions solely among Parent’s wholly owned Subsidiaries or (iii) transactions under Parent’s existing stock repurchase plan, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c)           except for (i) transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or (ii) in an aggregate amount of shares of Parent Common Stock not to exceed $450,000,000, issue, sell, pledge, dispose, encumber or grant, or authorize the same with respect to, any shares of its or its Subsidiaries’ capital stock;

(d)           except with respect to (i) quarterly dividends by Parent equal to the greater of (A) the amount equal to the net operating income earned during the applicable quarter and (B) an amount consistent with its prior quarter dividend level, or (ii) distributions by Parent that are required (as reasonably determined by the Parent Board and taking into account the provisions of Section 852(b)(7) of the Code) (A) for Parent to maintain its status as a regulated investment company as defined in Section 851 of the Code for U.S. federal income Tax purposes or (B) to avoid the payment of income or excise Tax or interest under Sections 851, 852 and 4982 of the Code, declare, authorize, make or pay any dividend or other distribution in excess of $0.38 per share of Parent Common Stock, payable in cash, stock, property or otherwise, with respect to Parent’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any Subsidiary of Parent to Parent or any Subsidiary of Parent;

(e)           (i) dispose (including by merger, consolidation or acquisition of stock or assets) or lease or license, or otherwise sell, transfer, encumber or discontinue IHAM or (ii) if any disposal, sale, transfer or encumbrance would reasonably be expected to cause the Parent Exemptive Order to be rescinded or amended or otherwise affected, dispose (including by merger, consolidation or acquisition of stock or assets) or lease or license, or otherwise sell, transfer, encumber or discontinue any division or all or any portion of the assets, business or properties of IHAM, or agree to do any of the foregoing;

(f)            enter into a new line of business outside of Parent’s investment objective as described in the Parent SEC Documents (provided, that this prohibition does not apply in any way to any Portfolio Company);

(g)           make any material change to its methods of accounting, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of Parent’s financial statements in compliance with GAAP or (iii) as required by a change in Applicable Law;

(h)           make or agree to make any capital expenditure exceeding $5,000,000 in the aggregate;

(i)            make or change any material Tax election other than in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as “capital gain dividends” within the meaning of Section 852 of the Code) or change any material method of Tax accounting other than in the ordinary course of business;

(j)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(k)           amend, terminate, modify or waive any material rights under the Parent External Advisory Agreement or the Parent Administration Agreement; or

(l)            enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

Section 5.3            Preparation of the Form N-14 and the Joint Proxy Statement; Stockholder Meetings.

(a)           Parent and the Company shall jointly prepare, and Parent and the Company, as applicable, shall use their reasonable best efforts to cause to be filed with the SEC within forty-five (45) days after the execution of this Agreement, the Joint Proxy Statement in preliminary form. Parent shall prepare (with the Company’s reasonable cooperation), and Parent shall use its reasonable best efforts to cause to be filed with the SEC within forty-five (45) days after the execution of this Agreement, the Form N-14, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Company Merger. Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Form N-14 and the Joint Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) have the Form N-14 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form N-14, take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance and (iii) keep the Form N-14 effective through the Closing Date in order to permit the consummation of the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form N-14 and the Joint Proxy Statement. As promptly as practicable after the Form N-14 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form N-14 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent or the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Company Merger Effective Time, any information relating to Parent of the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the

Form N-14 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Parent and the Company. Subject to Applicable Law, each party shall notify the other promptly of the time when the Form N-14 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form N-14 or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form N-14 or the Company Merger.

(b)           Subject to the earlier termination of this Agreement in accordance with Article VII, the Company shall, as soon as practicable following the effectiveness of the Form N-14, duly call, give notice of, convene (on a date selected by the Company in consultation with Parent, which date is intended to be the date of the Parent Stockholders’ Meeting) and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, and shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent.  The Company in consultation with Parent shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent and shall not adjourn or otherwise postpone or delay such Company Stockholders’ Meeting without the prior written consent of Parent. If the Company Board has not made a Company Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (x) solicit from its stockholders proxies in favor of the adoption of this Agreement and (y) take all other action necessary or advisable to secure the Company Stockholder Approval. Except as expressly permitted in Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Company Recommendation, (ii) fail to reaffirm the Company Recommendation or fail to publicly state that the Mergers and this Agreement are in the best interests of the Company’s stockholders, within fifteen (15) Business Days after Parent requests in writing that such action be taken, (iii) fail to publicly announce, within fifteen (15) Business Days after a tender offer or exchange relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer, (iv) take or resolve to take any other action or make any other statement in connection with the Company Stockholders’ Meeting inconsistent with the Company Recommendation or (v) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal ((i)

through (v) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal (whether or not a Superior Proposal).

(c)           Subject to the earlier termination of this Agreement in accordance with Article VII, Parent shall, as soon as practicable following the effectiveness of the Form N-14, duly call, give notice of, convene (on a date selected by Parent in consultation with the Company, which date is intended to be the date of the Company Stockholders’ Meeting) and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of seeking the Parent Stockholder Approval, and shall submit such proposal to such holders at the Parent Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company and shall not adjourn or otherwise postpone or delay such Parent Stockholders’ Meeting without the prior written consent of the Company. If the Parent Board has not made a Parent Adverse Recommendation Change, Parent shall, through the Parent Board, make the Parent Recommendation, and shall include such Parent Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (x) solicit from its stockholders proxies in favor of the Parent Stock Issuance and (y) take all other action necessary or advisable to secure the Parent Stockholder Approval. Except as expressly permitted in Section 5.6(e), neither the Parent Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Parent Recommendation, (ii) fail to reaffirm the Parent Recommendation or fail to publicly state that the Mergers and this Agreement are in the best interest of Parent’s stockholders, within fifteen (15) Business Days after the Company requests in writing that such action be taken, (iii) fail to publicly announce, within fifteen (15) Business Days after a tender offer or exchange relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender offer or exchange offer, (iv) take or resolve to take any other action or make any other statement in connection with the Parent Stockholders’ Meeting inconsistent with the Parent Recommendation or (v) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal ((i) through (v) being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Competing Proposal (whether or not a Superior Proposal).

(d)           The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

Section 5.4            Appropriate Action; Consents; Filings.

(a)           Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 5.6), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Mergers set forth in Article VI to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Mergers, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Mergers and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw (without the other’s consent) its respective filings under the HSR Act, and thereafter make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent.

(b)           Parent and Acquisition Sub agree to take, and to cause their Affiliates to take, promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any foreign or United States federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided, however, that Parent and Acquisition Sub shall not be required to take any actions that would or would be reasonably expected to result in either a Parent Material Adverse Effect or Company Material Adverse Effect.

(c)           In connection with and without limiting the efforts referenced in this Section 5.4, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any

Proceeding initiated by a private party, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any Proceeding initiated by a private party, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any Proceeding initiated by a private party, between either party and any other Person with respect to this Agreement. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Authority or other Person, give the other the opportunity to attend and participate in such meeting or conference.

(d)           Regulated Fund. The Company shall cause each member of the Subsidiary Adviser Group to use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the Regulated Fund Board and the shareholders of the Regulated Fund, in accordance with the requirements of the Investment Company Act applicable thereto, of a new Advisory Agreement for the Regulated Fund with IHAM to be effective as of the Closing with such agreement containing terms, taken as a whole, that are substantially similar to the terms of the existing Advisory Agreement between the Regulated Fund and the applicable Adviser, with the exception of its effective and termination dates. Without limiting the foregoing, subject to the requirements of Applicable Law and the fiduciary duties of the Subsidiary Adviser Group and the Regulated Fund Board:

(i)            The Company shall cause each member of the Subsidiary Adviser Group to use its commercially reasonable efforts, (A) to request, as promptly as practical following the date of this Agreement, the Regulated Fund Board to approve (and to recommend that the shareholders of the Regulated Fund approve) a new Advisory Agreement as described in the first sentence of this subsection (d); (B) to request, as promptly as practical following receipt of the approval and recommendation described in clause (A) above, the Regulated Fund Board to call a meeting of the shareholders of the Regulated Fund to be held as promptly as reasonably practical for the purpose of voting upon a proposal to approve (in the requisite manner) such new Advisory Agreement; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Authorities, as promptly as practical following receipt of the approval and recommendation described in clause (A) above, all proxy solicitation materials required to be distributed to the shareholders of the Regulated Fund with respect to the actions recommended for shareholder approval by the Regulated Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (D) to request the Regulated Fund Board to submit, as promptly as practical following the mailing of the proxy materials, to the shareholders of the Regulated Fund for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii)           The parties hereto agree that the Regulated Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of the Regulated Fund by the applicable Adviser following the Closing if a new Advisory Agreement has been approved by the Regulated

Fund Board and the shareholders of the Regulated Fund in the manner contemplated by clause (i) of this subsection (d), unless at any time prior to the Closing the Regulated Fund Board notifies the Company in writing that the Regulated Fund has terminated its Advisory Agreement prior to or as of a date following the Closing (and such notice is not withdrawn).

(iii)          The Company agrees that the information provided by it or the Subsidiary Adviser Group (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of the Regulated Fund (other than information that is or will be provided by or on behalf of Parent or its Affiliates or any other Third Party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that the information provided by it or its Affiliates (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of the Regulated Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Authority in connection with the approvals contemplated by this subsection (d).

(iv)          In the event that the approval by the shareholders of the Regulated Fund of the applicable new Advisory Agreement described in this subsection (d) is not obtained prior to the Closing, the Subsidiary Adviser Group may request the Regulated Fund Board to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Advisory Agreement with IHAM, to be effective immediately following the Closing, for the Regulated Fund with IHAM containing substantially similar terms as the existing Advisory Agreement with the Regulated Fund (except for changes thereto to the extent necessary to comply with Rule 15a-4 under the Investment Company Act). In the event that the provisions of Rule 15a-4 under the Investment Company Act are utilized, the Company and Parent shall use commercially reasonable efforts to obtain the required Regulated Fund shareholder approval as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim Advisory Agreement).

(e)           Non-Regulated Funds. With respect to each Non-Regulated Fund (other than the CDO Fund and the European Funds), the Company shall cause each member of the Subsidiary Adviser Group to use its commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Non-Regulated Fund to the “assignment” (as defined in the Investment Advisers Act or, if applicable, other Applicable Law) of its Advisory Agreement to IHAM resulting from the consummation of the transactions contemplated hereby if and to the extent required by the terms of such Advisory Agreement and/or Applicable Law, and in the manner required by the terms of such Advisory Agreement and/or Applicable Law, which commercially reasonable efforts the parties agree shall be deemed to have been satisfied upon:

(i)            in the case of the Non-Regulated Fund listed in Section 5.4(e)(i) of the Company Disclosure Letter, (A) the sending of written notice to the limited partners, members, shareholders or other investors of such Non-Regulated Fund describing the proposed transactions hereunder and requesting each such limited partner, member, shareholder or other investor to consent in writing to such assignment or continuation and (B) with respect to any limited partners, members, shareholders or other investors of such Non-Regulated Fund that do not either provide consent in writing to such assignment or continuation or object in writing to such assignment or continuation within thirty (30) days from the sending of such first notice pursuant to clause (A), the sending of second written notice to such limited partners, members, shareholders or other investors describing the proposed transactions hereunder, requesting each such limited partner, member, shareholder or other investor to consent in writing to such assignment or continuation and explaining that each such limited partner, member, shareholder or other investor that does not object to the assignment of the applicable Advisory Agreement within forty-five (45) days following delivery of such second notice will be deemed to have consented to such assignment or continuation; and

(ii)           in the case of each of such Non-Regulated Funds other than the Non-Regulated Fund specified in subsection (i) of this Section 5.4(e), the sending of a written request to the advisory board or board of directors (as applicable) of such Non-Regulated Fund to consent in writing to such assignment or continuation.

(f)            Fund Consents. The Company shall take reasonable steps to keep Parent reasonably informed of the status of obtaining the Fund consents to be requested pursuant to subsections (d) and (e) of this Section 5.4 and, upon Parent’s request, make available to Parent copies of (i) the written requests and notices contemplated by subsections (e)(i) and (e)(ii) of this Section 5.4 and (ii) all executed such Fund consents. The Company shall not knowingly dissuade or impede any vote or other action necessary to obtain any such Fund consents in anticipation of the Closing. In connection with obtaining the Fund consents to be requested pursuant to subsections (d) and (e) of this Section 5.4, Parent shall have the reasonable opportunity to review drafts of (A) in the case of the Regulated Fund, the proxy solicitation materials contemplated by subsection (d) of this Section 5.4 or (B) in the case of any Non-Regulated Fund, the written requests and notices contemplated by subsections (e)(i) and (ii) of this Section 5.4, in each case in advance of dissemination by the applicable member of the Subsidiary Adviser Group or Fund, and shall have its reasonable comments reviewed in good faith prior to such dissemination. Parent shall reasonably cooperate with the Company and the Subsidiary Adviser Group in connection with obtaining the Fund consents to be requested by subsections (d) and (e) of this Section 5.4.

(g)           Debt Financing.

(i)            From the date of this Agreement until the Closing, the Company shall, and shall cause its Representatives to, at the Parent’s expense, use reasonable efforts to provide customary cooperation reasonably requested by Parent in connection with obtaining the Debt Financing, including the following (it being understood and agreed that in no event shall any party be required to take any action in respect of the following to the extent that doing so would be commercially unreasonable):

(1)           assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including the delivery of customary representation letters) and similar documents reasonably required by Parent in connection with the Debt Financing;

(2)           assisting with the preparation of any customary pledge and security documents, other definitive financing documents consistent with the Debt Commitment Letter as in effect on the date of this Agreement, closing certificates or other similar documents as may be reasonably requested by Parent to be effective only at the Closing;

(3)           facilitating the pledging of collateral;

(4)           subject to receipt by Parent of customary confidentiality undertakings from Financing Sources, furnishing to the Financing Sources identified by Parent, as promptly as practicable, any “know your customer” information requested by the Financing Sources or such financial and other pertinent information available to the Company regarding the Company as may be reasonably requested by Parent to the extent required to consummate the Debt Financing in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof;

(5)           requesting its independent accountants to cooperate with and assist in preparing customary and appropriate information packages and offering materials (including customary comfort letters) to the extent required in connection with the marketing of the Debt Financing as set forth in the Debt Commitment Letter as in effect on the date of this Agreement;

(6)           making available appropriate officers and employees, on reasonable advance notice, to participate in a reasonable number of meetings with prospective lenders and investors and road shows at mutually agreeable dates and times;

(7)           permitting appropriate officers, who will continue in such positions or in similar positions after the Closing, to execute documents in accordance with this Section 5.4(g); and

(8)           taking all necessary corporate or entity actions, which shall be conditioned on the occurrence of the Closing, reasonably requested by Parent to permit any of the actions contemplated by this Section 5.4(g) required in connection with the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent at the Closing.

(ii)           Nothing in this Section 5.4(g) requires the Company, its Subsidiaries and their respective Affiliates to:

(1)                                 provide any assistance to the extent it would interfere with the ongoing business or operations of the Company, its Subsidiaries and their respective Affiliates;

(2)                                 encumber any of the assets of the Company, its Subsidiaries and their respective Affiliates prior to the Closing;

(3)                                 require the Company, its Subsidiaries and their respective Affiliates to pay any commitment or other fee, expenses or other costs or make any other payment in connection with the Debt Financing prior to the Closing Date;

(4)                                 take any action that would result in a breach of any Contract in effect as of the date hereof, result in a violation of Law or result in a violation of organizational documents of the Company, its Subsidiaries and their respective Affiliates or impose any liability on the Company, its Subsidiaries and their respective Affiliates;

(5)                                 authorize, execute or deliver any definitive documentation or certificates in connection with the Debt Financing that would be effective prior to the Closing Date or that are not conditioned upon Closing;

(6)                                 be responsible for the preparation of any pro forma financial information; or

(7)                                 provide any legal opinion.

Neither the Company nor its Subsidiaries nor their respective Affiliates, nor any of their respective directors or officers, are required to take any action in the capacity as a member of the board of directors of the Company, its Subsidiaries and their respective Affiliates to authorize or approve the Debt Financing.

(iii)                               Parent will, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Subsidiaries and their respective Affiliates, and their respective officers, employees, representatives and advisors, in connection with their respective obligations pursuant to this Section 5.4(g). Parent acknowledges and agrees that none of the Company, its Subsidiaries and their respective Affiliates shall, prior to the Closing, incur any liability to any Person under any Debt Financing and that Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates, and their respective directors, officers, employees, representatives and advisors, from and against any and all losses, damages, liabilities, claims, costs, expenses, judgments, penalties and fines suffered or incurred by any of them arising in whole or in part in connection with such cooperation, the Debt Financing and any information utilized in connection therewith, other than incurred as a result of such parties’ gross negligence, willful misconduct or intentional fraud. The obligations of Parent in this Section 5.4(g) shall survive the termination of this Agreement.

(h)                                 The parties shall consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Mergers; provided, that prior to Closing, without the prior written consent of the Company, none of Parent or its Affiliates or their respective employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Fund, any investor in a Fund, any Affiliate of a Fund (including any member of the Regulated Fund Board), any consultant or representative to a Fund, or any Portfolio Company (or any officers, directors, employees, lenders or co-investors of any Portfolio Company), regarding the transactions contemplated by this Agreement.

(i)                                     Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require either Parent and its Consolidated Subsidiaries or the Company and its Consolidated Subsidiaries to make payments or provide other consideration for the repayment, restructuring or amendment of terms of Indebtedness in connection with the Mergers in order to obtain any financing, other than customary consent fees required in connection with the change of control, and (ii) Section 5.4(g) and this Section 5.4(i) shall exclusively govern the obligations of each party to take (or omit to take) any action in respect of any such financing.

Section 5.5                                    Access to Information; Confidentiality.

(a)                                 Upon reasonable notice, the Company shall (and shall cause each of its Consolidated Subsidiaries to) afford reasonable access to Parent’s and Parent External Adviser’s Representatives, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries (including any member of the Subsidiary Adviser Group), during normal business hours and upon reasonable notice throughout the period prior to the Company Merger Effective Time (or until the earlier termination of this Agreement), to the personnel, advisors, properties, books and records of the Company and its Consolidated Subsidiaries and, during such period, shall (and shall cause each of its Consolidated Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Consolidated Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Consolidated Subsidiaries to disclose any information to Parent, Parent External Adviser or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate Applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries (including any member of the Subsidiary Adviser Group) is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, that nothing herein shall authorize Parent, Parent External Adviser or their respective Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of the Company’s (or its Subsidiaries’ (including any member of the Subsidiary Adviser Group’s)) properties. No investigation or access permitted pursuant to this Section 5.5(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The Company Confidentiality Agreement shall apply with respect to information furnished by the Company, its Consolidated Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

(b)                                 Upon reasonable notice, Parent shall (and shall cause each of its Consolidated Subsidiaries and Acquisition Sub to) afford to Representatives of the Company reasonable access, in a manner not disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Company Merger Effective Time (or until the earlier termination of this Agreement), to the personnel, advisors, properties, books and records of Parent and its Consolidated Subsidiaries and, during such period, shall (and shall cause each of its Consolidated Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Consolidated Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Consolidated Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) violate Applicable Law or the provisions of any agreement to which Parent or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, that nothing herein shall authorize the Company or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of Parent’s (or its Subsidiaries’) properties. No investigation or access permitted pursuant to this Section 5.5(b) shall affect or be deemed to modify any representation or warranty made by Parent or Acquisition Sub hereunder. The Parent Confidentiality Agreement shall apply with respect to information furnished by Parent, its Consolidated Subsidiaries, Acquisition Sub and Parent’s officers, employees and other Representatives hereunder.

Section 5.6                                    No Solicitation.

(a)                                 Subject to Section 5.6(d), each of the Company and Parent shall, and shall cause its controlled Representatives, its Consolidated Subsidiaries and, in the case of the Company, the Subsidiary Adviser Group, and shall instruct and use its commercially reasonable efforts to cause its non-controlled Representatives, to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b)                                 Until the Company Merger Effective Time (or, if earlier, the termination of this Agreement), each of the Company and Parent shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by it or any of its Representatives of any Competing Proposal or any inquiry that could reasonably be expected to lead to a Competing Proposal, deliver to the other party a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal or inquiry (to the extent not prohibited by any applicable confidentiality agreement existing prior to the date of this Agreement) and (B) if applicable, the material terms and conditions of any such Competing Proposal. The Company and Parent shall keep the other party reasonably informed of any material amendment or modification of any such Competing Proposal on a prompt basis, and in any event within two (2) Business Days thereafter.

(c)                                  Except as otherwise provided in this Agreement (including Section 5.6(d)), until the Company Merger Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, each of the Company and Parent shall not, and each shall cause its controlled Representatives, Consolidated Subsidiaries and, in the case of the Company, the Subsidiary Adviser Group, and shall instruct and use its commercially reasonable efforts to cause its non-controlled Representatives, not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage the making of any proposal or offer with respect to a Competing Proposal or (ii) engage in negotiations or substantive discussions with (it being understood that each of the Company and Parent may inform Persons of the provisions contained in this Section 5.6), or furnish any material nonpublic information to, or enter into any agreement, arrangement or understanding with any Third Party relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal; provided, that notwithstanding the foregoing, each of the Company and Parent shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company, any of its Consolidated Subsidiaries or Subsidiary Adviser or Parent or any of its Consolidated Subsidiaries, as applicable, to allow such Third Party to submit a Competing Proposal.

(d)                                 Notwithstanding anything to the contrary in this Agreement, at any time prior to the date that the Company Stockholder Approval is obtained (in the case of the Company) or the Parent Stockholder Approval is obtained (in the case of Parent), in the event that the Company (or its Representatives on the Company’s behalf) or Parent (or its Representatives on Parent’s behalf), as applicable, receives a Competing Proposal from any Third Party, (i) the Company and its Representatives or Parent and its Representatives, as applicable, may contact such Third Party to clarify any ambiguous terms and conditions thereof (without the Company Board or Parent Board, as applicable, being required to make the determination in clause (ii) of this Section 5.6(d)) and (ii) the Company and the Company Board and its Representatives or Parent and the Parent Board and its Representatives, as applicable, may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives and Affiliates if the Company Board or the Parent Board, as applicable, determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that such Competing Proposal (A) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (B) that failure to consider such Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the directors of the Company or Parent, as applicable, under Applicable Law; provided, that (x) such Competing Proposal did not result from any material breach of any of the provisions set forth in this Section 5.6, (y) prior to furnishing any material non-public information concerning the Company and its Consolidated Subsidiaries or Parent and its Consolidated Subsidiaries, as applicable, the Company or Parent, as applicable, receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company or Parent, as applicable, a confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to the Company or Parent, as the case may be, than those contained in the Confidentiality Agreements (unless the Company or Parent, as the case may be, offers to amend the Confidentiality Agreements to reflect such more favorable terms) (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Company or the Company Board or to Parent or the Parent Board, as the case may be) (an “Acceptable Confidentiality Agreement”) and (z) the Company or Parent, as the case may be, shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) promptly provide or make available to the other party any material written non-public information concerning it or its Consolidated Subsidiaries that it provides to any Third Party given such access that was not previously made available to Parent or its Representatives or the Company or its Representatives, as the case may be.

(e)                                  Except as otherwise provided in this Agreement, (i) the Company Board shall not effect a Company Adverse Recommendation Change and the Parent Board shall not effect a Parent Adverse Recommendation Change (each an “Adverse Recommendation Change”), (ii) the Company Board shall not approve or recommend, or allow the Company or any of its Consolidated Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement) and (iii) the Parent Board shall not approve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval (in the case of the Company) or the Parent Stockholder Approval (in the case of Parent), the Company Board or the Parent Board, as applicable, may (x) make an Adverse Recommendation Change if the board of directors effecting the Adverse Recommendation Change determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that a Competing Proposal is a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Parent Board, as applicable, under Applicable Law or (y), if the Company or Parent, as the case may be, has received a Competing Proposal that its board of directors has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company or Parent, as applicable, to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 7.1(c)(iv) or Section 7.1(d)(iv), as applicable, in each case, only after providing the Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and entering into good faith negotiations as required by Section 5.6(f).

(f)                                   Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 5.6(e) may be effected, in each case until after the fourth (4th) Business Day following receipt of written notice from the party intending to effect any Adverse Recommendation Change to the other party advising the other party that its board of directors intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 5.6(e) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal.  At the option of the party not seeking to terminate this Agreement pursuant to Section 5.6(e), the parties shall negotiate in good faith during such period to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal.  In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the board of directors effecting an Adverse Recommendation Change shall take into account any revisions to the terms of this Agreement proposed in writing by the other party in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise. Any material amendment to such Superior Proposal shall require a new Notice of Superior Proposal and the applicable party shall be required to comply again with the requirements of this Section 5.6(f).

(g)                                  Nothing in this Agreement shall restrict the Company or Parent from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with Applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board or Parent Board to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company or Parent that describes the Company’s or Parent’s receipt, as applicable, of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change).

(h)                                 For purposes of this Agreement:

(i)                                     “Competing Proposal” shall mean any inquiry, proposal or offer made by any Person or group of Persons (other than the Company, in the case of a proposal affecting Parent and its Consolidated Subsidiaries, or Parent or Acquisition Sub, in the case of a proposal affecting the Company and its Consolidated Subsidiaries, or in each case, any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions (including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company or Parent or (ii) any one or more assets or businesses of the Company, its Consolidated Subsidiaries and the Subsidiary Adviser Group or Parent and its Consolidated Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company, its Consolidated Subsidiaries and the Subsidiary Adviser Group, taken as a whole, or Parent and its Consolidated Subsidiaries, taken as a whole, other than, in the case of the Company, the Mergers and the transactions contemplated by this Agreement.

(ii)                                  “Superior Proposal” shall mean a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to sixty-six and two-thirds percent (66 2/3%) made by a Third Party on terms that the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its independent financial advisors and outside legal advisors, and considering the likelihood and anticipated timing of consummation, are more favorable to the Company’s stockholders or to Parent’s stockholders, as applicable, from a financial point of view than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal made to the Company under the provisions of Section 5.6(f) or by the Company to Parent in writing in response to such Competing Proposal made to Parent under the provisions of Section 5.6(f)).

Section 5.7                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                 Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers or employees (“D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries (including any member of the Subsidiary Adviser Group) as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract shall survive the Mergers and shall continue in full force and effect. Parent shall indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Company Merger Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries (including any member of the Subsidiary Adviser Group) would be permitted by Applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries (including any member of the Subsidiary Adviser Group) as in effect on the date of this Agreement; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. Parent shall cause its organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ (including the members of the Subsidiary Adviser Group’s) organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b)                                 Without limiting the provisions of Section 5.7(a), to the fullest extent that the Company and Parent would be permitted by Applicable Law to do so, Parent shall: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries (including any member of the Subsidiary Adviser Group) prior to the Company Merger Effective Time or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such claim, Proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by Applicable Law. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to Parent, and the fees of such counsel shall be paid by Parent.  Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding or investigation, unless either (x) such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, Proceeding or investigation from all liability arising out of such claim, Proceeding or investigation or (y) the D&O Indemnified

Parties covered by the claim, Proceeding or investigation consent to such settlement, compromise, consent or termination.

(c)                                  Unless the Company shall have purchased a “tail” policy prior to the Company Merger Effective Time as provided below, for at least six (6) years after the Company Merger Effective Time, Parent shall, and shall cause its Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 5.7, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Company Merger Effective Time, including the transactions contemplated hereby (provided, that Parent shall not be required to pay an annual premium for such insurance in excess of two-hundred fifty percent (250%) of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount). Parent shall not, and shall not permit its Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Company Merger Effective Time. In lieu of such insurance, prior to the Company Merger Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions as reasonably determined by the Company, or, prior to or at the Closing, Parent may purchase a “tail” prepaid policy covering the six (6) year period following the Closing on such terms and conditions that satisfy the first sentence of this Section 5.7(c),  in each case in which event Parent shall cease to have any obligations under the first sentence of this Section 5.7(c).

(d)                                 The D&O Indemnified Parties to whom this Section 5.7 applies shall be third-party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 5.7. Notwithstanding any other provision of this Agreement, this Section 5.7 shall survive the consummation of the Mergers indefinitely and shall be binding on all successors and assigns of Parent, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

Section 5.8                                    Notification of Certain Matters. Subject to Applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby and (b) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to this Agreement, the Mergers or the transactions contemplated hereby.

Section 5.9                                    Public Announcements. Except as otherwise contemplated by Section 5.6 (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the

Company Board under Section 5.6 or Parent or the Parent Board under Section 5.6), prior to any Adverse Recommendation Change, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto so long as the disclosing party gives notice to and consults with the other party prior to making such disclosure to the extent practicable. The Company may, after consultation with Parent and consideration of any views and comments of Parent, communicate to its employees, customers, suppliers and consultants so long as such communications are consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 5.10                             Employee Benefits; Labor.

(a)                                 (i) Effective immediately prior to, and contingent upon the occurrence of, the Adviser Merger Effective Time or Company Merger Effective Time, as applicable, or, solely with respect to an employee who does not receive an offer of employment from Parent External Adviser, IHAM or their respective Affiliates pursuant to Section 5.10(a)(ii) or who receives such an offer but does not accept such offer within the time period prescribed by Section 5.10(a)(ii), such earlier time as determined by the Company in its sole discretion at any time sixty (60) days following the execution of this Agreement, the Company shall cause the employment of each employee of the Company, Subsidiary Adviser and their respective Consolidated Subsidiaries to terminate and, upon such termination (subject to any delay required in order to comply with Section 409A of the Code), the Company or Subsidiary Adviser shall provide to any such terminated employee all severance, retention and other payments or benefits as may become payable as a result of such termination or the occurrence of the Adviser Merger Effective Time or Company Merger Effective Time, as applicable, unless such employee has waived in writing such payments or benefits; and (ii) on or prior to sixty (60) days following the execution of this Agreement, Parent External Adviser, IHAM or their respective Affiliates may, but shall be under no obligation to, make (or cause any of its Affiliates to make) an offer of employment, effective as of the Adviser Merger Effective Time or Company Merger Effective Time, as applicable, or thereafter, to any employee of the Company, Subsidiary Adviser or any of their respective Consolidated Subsidiaries; provided, however, that any such offer of employment shall be contingent upon the Adviser Merger Effective Time or Company Merger Effective Time, as applicable, actually occurring and shall expire if the employee does not accept such offer within thirty (30) days following the date such offer is made.  From and after the Closing, Parent shall, and shall cause the Company Merger Surviving Corporation to, and IHAM shall, and shall cause the Adviser Merger Surviving Entity to, honor obligations set forth in the preceding provisions of this Section 5.10(a) and all obligations as may be required by Applicable Law.  Parent and the Company hereby agree that the occurrence of the Company Merger Effective Time shall constitute a “Change in Control” for purposes of all Company Agreements and all Company Benefit Plans in which such term, or a similar such term, is relevant.

(b)                                 Promptly following the execution of this Agreement, the Company shall make employees of the Company, Subsidiary Adviser and their respective Consolidated Subsidiaries reasonably available to Parent External Adviser and IHAM, as applicable, during regular business hours and shall provide Parent External Adviser and IHAM, as applicable, with such personnel information as may be reasonably requested by Parent External Adviser and IHAM, as applicable, for purposes of identifying the employees to whom Parent External Adviser and IHAM, as applicable, desire to make an offer of employment.

(c)                                  If requested in writing by Parent to the Company at least five (5) Business Days prior to the Company Merger Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the Company Merger Effective Time, any Company Benefit Plan (other than the American Capital, Ltd. Retention Plan and any employment or severance agreements). If the Company or any of its Subsidiaries is required to terminate any Company Benefit Plan, then the Company or its Subsidiaries, as applicable, shall take such actions in furtherance of terminating such Company Benefit Plan as Parent may reasonably request. As of immediately prior to, but contingent on the occurrence of, the Company Merger Effective Time, the Company shall vest payments and benefits under such terminated Company Benefit Plans.

(d)                                 Parent acknowledges that the Company or an applicable Subsidiary thereof (i) shall be entitled to pay, immediately prior to the Company Merger Effective Time, a pro rata portion of the annual cash performance-based bonuses, calculated at target-level performance, to each bonus-eligible employee of the Company, Subsidiary Adviser and their respective Consolidated Subsidiaries in respect of the elapsed portion of the Company’s 2016 fiscal year regardless of the year in which the Company Merger Effective Time occurs to the extent not then fully paid and (ii) shall be entitled to pay to such employees immediately prior to the Company Merger Effective Time (if applicable) a pro rata portion of their annual cash performance-based bonus, calculated based on target-level performance, in respect of the elapsed portion of the Company’s 2017 fiscal year if the Company Merger Effective Time occurs in such fiscal year.

(e)                                  The Company shall be responsible for fulfilling all requirements under the Worker Adjustment and Retraining Notification Act or similar state or local laws or ordinances (collectively, “WARN”), including but not limited to issuing all notices required under WARN (the “WARN Notices”) and/or to make any payments required to be made to any employee of the Company or the Consolidated Subsidiaries under WARN; provided, that Parent shall have an opportunity to review and approve such WARN Notices no later than three (3) Business Days before such WARN Notices will be issued to an employee of the Company, Subsidiary Adviser or their respective Consolidated Subsidiaries, such approval by Parent to not be unreasonably withheld.

(f)                                   The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees of the Company, Subsidiary Adviser and their respective Consolidated Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Benefit Plan, or (ii) to continued employment with the Company, Subsidiary Adviser, Parent, Parent External Adviser,

IHAM or their respective Consolidated Subsidiaries or Affiliates.  Notwithstanding anything in this Section 5.10 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or any other employee benefit plans of the Company, Subsidiary Adviser, Parent, Parent External Adviser, IHAM or any of their respective Consolidated Subsidiaries or Affiliates or shall prohibit Parent, Parent External Adviser, IHAM or any of their Consolidated Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

Section 5.11                             Treatment of Outstanding Notes. Prior to the Company Merger Effective Time, the Company shall take all actions required in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain indenture, dated as of September 20, 2013, between the Company and U.S. Bank National Association, as amended or supplemented to the date of this Agreement (the “2013 Indenture”), at such time or times as such actions are required to be taken, including the giving of any notices that may be required in connection with any repurchases or conversions of the notes issued pursuant to the 2013 Indenture occurring as a result of the transactions contemplated by this Agreement constituting a “Change of Control” (as such term is defined in the 2013 Indenture) and delivery of any supplemental indentures, legal opinions, officer’s certificates or other documents or instruments required in connection with the consummation of the Mergers.

Section 5.12                             Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Company Merger on the terms and conditions set forth in this Agreement and (b) ensure that Acquisition Sub prior to the Company Merger Effective Time, shall not conduct any business, or incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 5.13                             No Control of the Other Party’s Business.

(a)                                 Except as set forth in this Agreement, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries (including the Subsidiary Adviser Group) prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ (including any member of the Subsidiary Adviser Group’s) operations.

(b)                                 Except as set forth in this Agreement, nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.14                             Rule 16b-3 Matters. Subject to the following sentence, prior to the Company Merger Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 5.15                             Section 15(f).

(a)                                 Parent acknowledges that the Company is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Parent shall not take, and shall cause its Affiliates not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement with respect to the Regulated Fund, and shall not fail to take, and, after the Closing, shall cause its Affiliates not to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement with respect to the Regulated Fund. In that regard, Parent shall conduct its business and shall cause each of its Affiliates to conduct its business, to the extent within its reasonable control, so as to assure that:

(i)                                     for a period of not less than three (3) years after the Closing, at least seventy-five percent (75%) of the members of the boards of directors or trustees of the Regulated Fund are not (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of the Regulated Fund after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of the Regulated Fund immediately prior to the Closing; and

(ii)                                  for a period of not less than two (2) years after the Closing, there shall not be imposed on the Regulated Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto.

(b)                                 For a period of three (3) years from the Closing, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a Third Party of any Advisory Agreement between (i) either (A) Parent or any of its Affiliates or (B) any member of the Subsidiary Adviser Group and (ii) the Regulated Fund without first obtaining a covenant in all material respects the same as that contained in this Section 5.15; provided, that the foregoing shall not apply in the event that Section 15(f) of the Investment Company Act no longer applies to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 5.15 are intended only for the benefit of such parties and not for the benefit of any other Person.

(c)                                  The Company shall cause the members of the Subsidiary Adviser Group to conduct their business, to the extent within their reasonable control, so as to assure that, at Closing, at least seventy-five percent (75%) of the members of the boards of directors or trustees of the Regulated Fund are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of the Regulated Fund.

Section 5.16                             Repayment of Indebtedness. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft copy of a customary payoff letter (subject to delivery of funds as arranged by Parent) from the “Administrative Agent” (as defined in the respective Existing Credit Facilities) relating to the repayment of each Existing Credit Facility and the release of related Liens (each, a “Payoff Letter”), and, on or prior to the Closing Date, the Company shall deliver to Parent an executed copy of each Payoff Letter to be effective upon the Closing. The Company shall, and shall cause its Consolidated Subsidiaries to, deliver all the documents required for the termination of commitments under each of the Existing Credit Facilities, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder, and shall deliver to Parent, no later than three (3) Business Days prior to the Closing Date, any materials and documentation about the Company and its Consolidated Subsidiaries and Subsidiary Adviser Group required under applicable “know your customer” and anti-money laundering rules, Laws and regulations (including, for the avoidance of doubt, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”)) that are reasonably requested by Parent at least ten (10) Business Days prior to Closing.

Section 5.17                             Certain Tax Matters.

(a)                                 For United States federal income Tax purposes, each of the Company and Parent intend for the Company Merger to be treated as a taxable acquisition of the Company Common Stock (the “Intended Tax Treatment”).

(b)                                 Each of the Company, Parent and Acquisition Sub shall use its reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the receipt of the Merger Consideration by the Company’s stockholders to qualify for the Intended Tax Treatment, including by not taking any action that such party knows is reasonably likely to prevent or impede such treatment.  Each of the Company, Parent and Acquisition Sub shall report the Mergers and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

Section 5.18                             Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Company Merger to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the Company Merger Effective Time.

Section 5.19                             Parent’s Financing Activities.

(a)                                 Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect and comply with the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including any market flex provisions) and subject only to the conditions contained in the Debt Commitment Letter, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date, (iii) ensure the accuracy of all representations and warranties of Parent, Acquisition Sub and their respective Subsidiaries set forth in the Debt Commitment Letter and definitive agreements with respect to the Debt Financing, (iv) comply with the covenants and agreements of Parent, Acquisition Sub and their respective Subsidiaries set forth in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing, (v) satisfy or obtain a waiver of, and cause Acquisition Sub and its other Subsidiaries to satisfy or obtain a waiver of, on a timely basis all terms and conditions set forth in the Debt Commitment Letter and the definitive agreements relating to the Debt Financing applicable to Parent, Acquisition Sub and their respective Subsidiaries, (vi) upon satisfaction or waiver of such conditions and the other conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature cannot be satisfied until the Closing) consummate the Debt Financing at or prior to the Closing (and in any event prior to the Termination Date or Extension Date, as applicable), (vii) pay, or cause to be paid, any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the Closing and (viii) enforce its rights under the Debt Commitment Letter and the definitive agreements relating to the Debt Financing; provided, however, for the avoidance of doubt, “reasonable best efforts” for purposes of this Section 5.19 shall not require Parent or any of its Subsidiaries to commence a Proceeding against any Financing Source to enforce the terms of the Debt Commitment Letter. Parent will provide to the Company copies of all documents relating to the Debt Financing and keep the Company informed of material developments in respect of the financing process relating thereto on a current basis.

(b)                                 Prior to the Closing, Parent will not agree to, or permit, any amendment, modification, joinder, assignment, termination or waiver of the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing without the prior written consent of the Company if such amendment, modification, joinder, termination or waiver (i) reduces the aggregate amount of the Debt Commitment Letter, (ii) imposes additional or new conditions precedent to the availability of the Debt Financing or amends, modifies or expands any of the conditions to the funding of the Debt Financing in a manner that would reasonably be expected to delay or prevent the funding of the Debt Financing on the Closing Date, (iii) adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, (iv) make it less likely that the Debt Financing would be funded or (v) otherwise contravene the limitations set forth in this Section 5.19(b). Parent shall promptly deliver to the Company copies of any amendment, modification, joinder, assignment, supplement or waiver to or under any Debt Commitment Letter or the definitive agreements relating to the Debt Financing entered into in accordance with this Section 5.19(b).

(c)                                  Parent will give the Company prompt written notice (and, in any event, within twenty-four (24) hours) after the occurrence of any of the following: (i) of any termination of (A) the Debt Commitment Letter, (B) any definitive agreement relating to the

Debt Financing or (C) any definitive agreement relating to a portion of the Debt Financing, (ii) any actual or threatened material breach, default, termination or repudiation of any provision of the Debt Commitment Letter or the definitive agreement by any party thereto or any event or circumstance that makes a condition precedent to the Debt Financing unable or unlikely to be satisfied, in each case, of which Parent becomes aware or any termination of the Debt Commitment Letter, (iii) the receipt of any notice or other communication from any Person committing to fund the Debt Financing under the Debt Commitment Letter or any other party to the Debt Commitment Letter or definitive agreements (other than Parent or any of its Subsidiaries and their respective Representatives) with respect to the Debt Financing (including any arrangers, administrative agents or trustees that are part of the Debt Financing) (the “Financing Sources”) with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or the definitive agreements of any provisions of the Debt Commitment Letter or the definitive agreement, respectively, or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing, and (iv) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter. Parent will not, nor permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. As soon as reasonably practicable, but in any event within twenty-four (24) hours following the time the Company delivers to Parent a written request, Parent will provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(d)                                 If, notwithstanding the obligations of Parent under this Section 5.19, any Debt Financing or the Debt Commitment Letter (or any definitive agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent will (i) promptly notify (and, in any event, within forty-eight (48) hours) the Company of such expiration or termination and the reasons therefor and (ii) promptly obtain alternative financing (the “Alternative Financing”) to replace the financing contemplated by such expired or terminated commitments or agreements (on terms and conditions that are not materially less favorable to Parent or Acquisition Sub, taken as a whole, than the terms and conditions as set forth in the Debt Commitment Letter in effect on the date hereof, taking into account any “market flex” provisions thereof). The Alternative Financing shall be in an amount sufficient to pay all amounts not otherwise covered by cash on Parent’s balance sheet that are required or necessary to consummate the transactions contemplated by this Agreement and pay all related fees, costs and expenses (collectively, the “Required Financing Amount”). The Alternative Financing shall not, without the prior written consent of the Company, include any conditions precedent that are more onerous than or in addition to the conditions precedent set forth in the Debt Commitment Letter. Parent will deliver to the Company true and complete copies of all agreements including, without limitation, fee letters (provided, that the fee amounts, pricing caps and economic terms (other than covenants) set forth therein, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Alternative Financing, may be redacted) pursuant to which any Alternative Financing source has committed to provide Parent with any portion of the Required Financing Amount substantially concurrently with the execution thereof.

(e)                                  If the Debt Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing in accordance with Section 5.19(d), or if Parent substitutes other debt for all or a portion of the Debt Financing, Parent will comply with its covenants in this Section 5.19 with respect to the Debt Commitment Letter and all definitive agreements executed in connection therewith as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent would have been obligated to comply with respect to the Debt Financing.

(f)                                   Parent acknowledges and agrees that neither the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement and any ancillary agreements related to this Agreement irrespective and independently of the availability of the Debt Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 6.1 and Section 6.2 and subject to the terms and conditions of Article VII. Notwithstanding anything in this Agreement, Parent shall not be deemed to be in breach of this Section 5.19 or any applicable conditions set forth in Section 6.1 and Section 6.3 to the extent Parent reaffirms to the Company that it is ready and able to consummate the Mergers irrespective of the availability of the Debt Financing or any Alternative Financing.

Section 5.20                             Alternate Mortgage Manager Transaction.  In the event that the Mortgage Manager Purchase Agreement is terminated prior to the consummation of the transactions contemplated by this Agreement, then the Company and Parent shall use reasonable best efforts to negotiate a transaction (without any legal obligation to consummate a transaction), whether by dividend, sale or otherwise, including obtaining any necessary governmental or third party consents and making any necessary filings, such that (a) Mortgage Manager is not a direct or indirect Subsidiary of the Company on the Closing Date or (b) Parent shall acquire the Mortgage Manager, in which case, in either clauses (a) and (b), the Company and Parent shall use reasonable best efforts to obtain the consents required to effectuate such a transaction from the boards of directors of the REITs and shall use reasonable best efforts to amend, as appropriate, the investment management agreements between Mortgage Manager and each respective REIT (any such transaction contemplated by this Section 5.20, an “Alternate Mortgage Manager Transaction”).

Section 5.21                             Restructuring.  Parent and the Company shall use reasonable best efforts to cause the Restructuring to occur prior to the Closing.

Section 5.22                             Hard 8 Restructuring.  Parent and the Company shall use reasonable best efforts, as soon as practicable following the date hereof, to effect the Hard 8 Restructuring.

Section 5.23                             Mortgage Manager TSA Insurance.  The Company will use its reasonable best efforts to obtain a $25,000,000 insurance policy (the “Mortgage Manager TSA Insurance”) to cover, other than willful misconduct and customary exclusions, any potential liability of the

Company under the transition services agreement (the “Mortgage Manager TSA”) to be entered into in connection with the Mortgage Manager Purchase Agreement. The Mortgage Manager TSA Insurance shall be purchased to cover acts of the Company under the Mortgage Manager TSA through June 30, 2017.  The cost per share of Company Common Stock of the premium of the Mortgage Manager TSA Insurance, calculated on a fully diluted basis using the treasury stock method, shall be referred to as the “Mortgage Manager TSA Insurance Amount.”

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1                                    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers and the transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Adviser Merger Effective Time of the following conditions:

(a)                                 Parent shall have obtained the Parent Stockholder Approval and the Company shall have obtained the Company Stockholder Approval;

(b)                                 the Parent Stock Issuance and the issuance of shares of Parent Common Stock upon the conversion of any instruments exchangeable therefor or convertible thereto shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(c)                                  the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order;

(d)                                 (i) any applicable waiting period (and any extension thereof) under Antitrust Law relating to the consummation of the Mergers shall have expired or early termination thereof shall have been granted and (ii) any authorization or consent from a Governmental Authority required to be obtained with respect to the Mergers under any Antitrust Law shall have been obtained and shall remain in full force and effect;

(e)                                  no Governmental Authority of competent jurisdiction shall have issued or entered any Order that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers;

(f)                                   any authorization or consent from a Governmental Authority required to be obtained with respect to the Mergers as set forth on Section 6.1(f) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect;

(g)                                  the consummation of the transactions contemplated by the Mortgage Manager Purchase Agreement shall have occurred (or shall occur concurrently or substantially concurrently with the Closing) and the Company shall have received aggregate cash proceeds of $562,000,000 without giving effect to and prior to (i) any adjustments or payments contemplated by the Mortgage Manager Purchase Agreement or (ii) any debt repayments required or caused by the Merger, this Agreement or the Mortgage Manager Purchase Agreement or the transactions contemplated hereby or thereby; and

(h)                                 Consenting AUM shall be equal to or greater than seventy-five percent (75%) of Aggregate AUM.

Section 6.2                                    Conditions to Obligations of Parent, Acquisition Sub and IHAM to Effect the Mergers. The obligations of Parent, Acquisition Sub and IHAM to effect the Mergers and the transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Adviser Merger Effective Time of the following additional conditions:

(a)                                 each of the representations and warranties of the Company or Subsidiary Adviser, as applicable, (i) contained in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) when made and as of the Closing Date as though made on and as of the Closing Date, (ii) contained in Sections 3.2(b), 3.2(c), 3.2(d), 3.3(a), 3.23, 3.24 and 3.25 (together with Section 3.2(a), the “Company Fundamental Representations”) shall be true and correct in all material respects, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein,  when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the Company Fundamental Representations), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)                                 the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)                                  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e); and

(d)                                 since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 6.3                                    Conditions to Obligation of the Company and Subsidiary Adviser to Effect the Mergers. The obligation of the Company and Subsidiary Adviser to effect the Mergers and the transactions contemplated by this Agreement is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Adviser Merger Effective Time of the following additional conditions:

(a)                                 each of the representations and warranties of Parent, Acquisition Sub and IHAM, as applicable, (i) contained in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) when made and as of the Closing Date as though made on and as of the Closing Date, (ii) contained in Sections 4.2(b), 4.2(c), 4.2(d), 4.3(a), 4.20, 4.22 and 4.23 (together with Section 4.2(a), the “Parent Fundamental Representations”) shall be true and correct in all material respects without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the Parent Fundamental Representations), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)                                 Parent or Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)                                  the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(f); and

(d)                                 since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

Section 6.4                                    Frustration of Closing Conditions. Neither Parent nor Acquisition Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failure was primarily caused by the failure of Parent or Acquisition Sub to perform any of its material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Adviser Merger Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                 by mutual written consent of each of Parent and the Company; or

(b)                                 by either Parent or the Company, if:

(i)                                     the Mergers shall not have been consummated on or before 5:00 p.m. (New York time) on May 23, 2017 (the “Termination Date”); provided, that if the

Mergers have not been consummated on or before the Termination Date, but on such date all of the conditions set forth in Article VI shall have been satisfied or waived other than the condition set forth in Section 6.1(g) to consummate the transactions contemplated by the Mortgage Manager Purchase Agreement or an Alternative Mortgage Manager Transaction and those conditions that by their nature are to be satisfied by action taken at the Closing, then neither the Company nor Parent is permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) until August 23, 2017 (the “Extension Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date or Extension Date, as applicable;

(ii)                                  prior to the Adviser Merger Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Order or taking of such action was proximately caused by the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement;

(iii)                               the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv)                              the Parent Stockholder Approval shall not have been obtained; provided, that such termination right may not be exercised until the day immediately preceding the Termination Date; or

(c)                                  by the Company if:

(i)                                     Parent, Parent External Adviser, Acquisition Sub or IHAM shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3 and (B) is not capable of being cured by Parent, Parent External Adviser, Acquisition Sub or IHAM, as applicable, by the Termination Date or Extension Date, as applicable, or, if capable of being cured, shall not have been cured by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date or Extension Date, as applicable, and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its material obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2;

(ii)                                  at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board shall have made a Parent Adverse Recommendation Change or Parent shall have failed to include in the Joint Proxy Statement the Parent Recommendation;

(iii)                               Parent enters into a definitive agreement with respect to a Superior Proposal; or

(iv)                              at any time prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6; provided, that (A) such proposal did not arise from a material breach of any of the provisions set forth in Section 5.6 and (B) prior to or simultaneously with such termination the Company pays Parent the Company Termination Fee.

(d)                                 by Parent if:

(i)                                     the Company or Subsidiary Adviser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2 and (B) is not capable of being cured by the Company or Subsidiary Adviser by the Termination Date or Extension Date, as applicable, or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date or Extension Date, as applicable, and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or an Acquisition Sub is then in material breach of any of its material obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.3;

(ii)                                  at any time prior to the receipt of the Company Stockholder Approval, the Company Board shall have made a Company Adverse Recommendation Change or the Company shall have failed to include in the Joint Proxy Statement the Company Recommendation;

(iii)                               the Company enters into a definitive agreement with respect to a Superior Proposal; or

(iv)                              at any time prior to receipt of the Parent Stockholder Approval, in order for Parent to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6; provided, that (A) such proposal did not arise from a material breach of any of the provisions set forth in Section 5.6 and (B) prior to or simultaneously with such termination Parent pays the Company the Parent Termination Fee.

Section 7.2                                    Effect of Termination. In the event that this Agreement is terminated and the Mergers abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional or willful breach of this Agreement prior to such termination or fraud, in which case, except as provided in Section 7.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreements, this Section 7.2, Section 7.3, Section 7.6 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1.

Section 7.3                                    Termination Fees.

(a)                                 If, but only if, this Agreement is terminated by:

(i)                                     Parent pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) or either Parent or the Company pursuant to Section 7.1(b)(iii), and in any such case (x) prior to such termination (or of the Company Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iii)), a Competing Proposal that has been made after the date of this Agreement shall have been publicly disclosed and not withdrawn prior to such date and (y) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to a Competing Proposal with a Third Party, which transaction is thereafter consummated (regardless of when such transaction is consummated) (provided, however, that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “sixty-six and two-thirds percent (66 2/3%)”);

(ii)                                  the Company pursuant to Section 7.1(c)(iv); or

(iii)                               Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee.

Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or substantially concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(b)                                 If, but only if, this Agreement is terminated by:

(i)                                     the Company pursuant to Section 7.1(b)(i) or Section 7.1(c)(i) or either Parent or the Company pursuant to Section 7.1(b)(iv), and in any such case (x) prior to such termination (or of the Parent Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iv)), a Competing Proposal that has been made after the date of this Agreement shall have been publicly disclosed and not withdrawn prior to such date and (y) within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Competing Proposal with a Third Party, which transaction is thereafter consummated (regardless of when such transaction is consummated) (provided, however, that for purposes of this Section 7.3(b)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “sixty-six and two-thirds percent (66 2/3%)”);

(ii)                                  Parent pursuant to Section 7.1(d)(iv); or

(iii)                               the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii);

then, in any such case, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee.

Any payments required to be made under this Section 7.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by the Company, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or substantially concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion or Parent be required to pay the Parent Termination Fee on more than once occasion.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) and/or the right to receive payment of the Parent Expenses pursuant to Section 7.3(f), shall, in circumstances in which the Company Termination Fee or Parent Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than Parent’s right, after having received the Parent Expenses, to receive the Company Termination Fee less the Parent Expenses in the circumstances expressly contemplated in Section 7.3(a)) of Parent and Acquisition Sub against the Company and its Subsidiaries (including the members of the Subsidiary Adviser Group) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall also be obligated with respect to Section 7.3(e) and Section 7.6). Notwithstanding anything to the contrary set forth in this Agreement, the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 7.3(b) and/or the right to receive payment of the Company Expenses pursuant to Section 7.3(g), shall, in circumstances in which the Parent Termination Fee or Company Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than the Company’s right, after having received the Company Expenses, to receive the Parent Termination Fee less the Company Expenses in the circumstances expressly contemplated in Section 7.3(b)) of the Company against

Parent and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Parent Related Parties”) and any Financing Source for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, no Parent Related Party or Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall also be obligated with respect to Section 7.3(e) and Section 7.6).

(e)                                  Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee, Parent Termination Fee, Company Expenses and Parent Expenses is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as applicable, in the circumstances in which such fee or expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 7.3, the Company or Parent, as applicable, shall pay the other its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law.

(f)                                   In the event this Agreement is terminated pursuant to Section 7.1(b)(iii), then the Company shall pay Parent (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by Parent and Acquisition Sub in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $15,000,000 (the “Parent Expenses”); provided, that any payment of the Parent Expenses shall not affect Parent’s right to receive any Company Termination Fee otherwise due under Section 7.3(a), but shall reduce, on a dollar for dollar basis, any Company Termination Fee that becomes due and payable under Section 7.3(a).

(g)                                  In the event this Agreement is terminated pursuant to Section 7.1(b)(iv), then Parent shall pay the Company (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $15,000,000 (the “Company Expenses”); provided, that any payment of the Company Expenses shall not affect the Company’s right to receive any Parent Termination Fee otherwise due under Section

7.3(b), but shall reduce, on a dollar for dollar basis, any Parent Termination Fee that becomes due and payable under Section 7.3(b).

(h)                                 Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company is obligated to pay, or cause to be paid, to Parent the Company Termination Fee under Section 7.3(a), the Company shall pay an amount equal to the lesser of (i) the Company Termination Fee and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Section 851(b)(2) of the Code determined as if the payment of such amount did not constitute income described in Section 851(b)(2) of the Code (“Qualifying Income”), as determined by Parent’s independent certified public accountants, plus (B) in the event Parent receives either (1) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income for purposes of Section 851 of the Code or (2) an opinion from Parent’s outside counsel to the effect that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income for purposes of Section 851 of the Code, an amount equal to the Company Termination Fee less the amount payable under clause (A) above.  The Company agrees to amend this Section 7.3 at the reasonable request of Parent in order to (x) maximize the portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Section 851(b)(2) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 7.3(h) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.3(h).

(i)                                     Notwithstanding anything to the contrary contained herein, the Company (solely on behalf of itself) (i) waives any rights or claims and (ii) agrees not to commence any Proceeding, in each case against any Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or any theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and agrees to cause any such Proceeding caused by the Company (solely on behalf of itself) to be dismissed and otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company, its Subsidiaries or any Company Related Party in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated hereby or thereby; provided, that nothing herein to the contrary shall prohibit (A) Parent from enforcing its rights directly against the Financing Sources under the Debt Commitment Letter or the Debt Financing or causing the Financing Sources to fund (including by seeking specific performance thereunder) pursuant to the Debt Commitment Letter or the Debt Financing (and Parent agrees to do so consistent with its covenants and obligations in this Agreement), provided, however, that for the avoidance of doubt, nothing in this Section 7.3(i) shall require Parent or any of its Subsidiaries to commence a Proceeding against any Financing Source to enforce the terms of the Debt Commitment Letter, and (B) the Company and Subsidiary Adviser from seeking specific performance pursuant to Section 8.9 to cause Parent to consummate the Mergers and the other transactions contemplated hereby.

(j)                                    Notwithstanding anything to the contrary contained herein, each Financing Source (solely on behalf of itself) (i) waives any rights or claims, other than any rights or claims related to Section 7.4, Section 8.5, Section 8.7, Section 8.8, Section 8.10 and Section 8.12, and (ii) agrees not to commence any Proceeding, in each case against the Company, due to any breach or alleged breach of this Agreement or the Debt Commitment Letter. Notwithstanding the foregoing, no Financing Source waives any defenses in connection with any Proceeding commenced by any Person other than such Financing Source.  In furtherance and not in limitation of the foregoing waiver, but without altering the terms of the Debt Financing or affecting the rights or remedies of the Financing Sources thereunder, it is acknowledged and agreed that neither the Company nor any of its Subsidiaries prior to the Company Merger Effective Time shall have any liability for any claims or damages waived in this Agreement to such Financing Source in connection with this Agreement or the Debt Commitment Letter.

Section 7.4                                    Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval; provided, however, that (a) after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, there shall not be any amendment that by Applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company or Parent, as applicable, without such further approval of such stockholders nor any amendment or change not permitted under Applicable Law and (b) without the prior written consent of the Financing Sources, no amendment shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 8.5, Section 8.7, Section 8.8, Section 8.10 and Section 8.12.

Section 7.5                                    Extension; Waiver. At any time prior to the Adviser Merger Effective Time, subject to Applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6                                    Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated, provided, that Parent shall pay all costs and expenses in connection with the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated by this Agreement. Other than Taxes imposed upon holders of Company Common Stock, Company Options or Company Incentive Awards, Parent shall pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1                                    Non-Survival of Representations, Warranties and Agreements. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Company Merger Effective Time or, except as provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Merger Effective Time or after termination of this Agreement, including those contained in Section 5.7 and Section 5.10.

Section 8.2                                    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

if to Parent, Acquisition Sub, IHAM or IHAM GP:

c/o Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, NY 10167
Phone: (212) 710-2100
Fax: (212) 750-1777
Email: deveer@aresmgmt.com; bloomstein@aresmgmt.com
Attention: Kipp deVeer, Joshua Bloomstein

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Phone: (212) 906-1200

Fax: (212) 751-4864

Email: James.Gorton@lw.com; Adel.Aslanifar@lw.com;

Paul.Kukish@lw.com

Attention: Jim Gorton, Adel Aslani-Far, Paul Kukish

if to the Company or Subsidiary Adviser:

c/o American Capital, Ltd.
Two Bethesda Metro Center, 14th Floor

Bethesda, MD 20814
Phone: (301) 951-6122
Fax: (301) 654-6714
Email: sam.flax@americancapital.com
Attention: Samuel A. Flax, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Phone: (212) 735-3000
Fax: (212) 735-2000
Email: David.Goldschmidt@skadden.com
Attention: David J. Goldschmidt, Esq.

and:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Phone: (212) 735-3000
Fax: (212) 735-2000
Email: Richard.Grossman@skadden.com
Attention: Richard J. Grossman, Esq.

and:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Phone: (312) 407-0700
Fax: (312) 407-0411
Email: Shilpi.Gupta@skadden.com
Attention: Shilpi Gupta, Esq.

if to Parent External Adviser:

Ares Capital Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Phone: (310) 201-4100
Fax: (310) 201-4170
Email: weiner@aresmgmt.com
Attention: Mike Weiner

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East
Los Angeles, CA 90067
Phone: (310) 284-4550
Fax: (310) 557-2193
Email: mworonoff@proskauer.com
Attention: Michael A. Woronoff

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 8.2; provided, that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.2.

Section 8.3                                    Interpretation; Certain Definitions.

(a)                       The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)                       Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item.

(c)                                  The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 23, 2016, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 8.4                                    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Mergers be consummated as originally contemplated to the fullest extent possible.

Section 8.5                                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent may assign this Agreement, effective at and after the Closing, to the Financing Sources and any parties providing the Debt Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.5 shall be null and void.

Section 8.6                                    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Company Support Agreements, Elliott Support Agreement, Parent Support Agreements, Confidentiality Agreements, Company Disclosure Letter and Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.7                                    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 5.7 and this Section 8.7 from and after the Company Merger Effective Time), Parent External Adviser (with respect to Article II, Section 3.29, Section 4.30, Section 4.31, Section 5.4(g), Section 5.5(a), Section 5.9, Section 5.10(a), Section 5.10(b), Section 5.10(f) and this Section 8.7) and the Financing Sources (with respect to Section 7.4, Section 8.5, this Section 8.7, Section 8.8, Section 8.10 and Section 8.12), regardless of whether the Debt Financing contemplated by the Debt Commitment Letter is consummated, are intended third-party beneficiaries hereof.

Section 8.8                                    Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Notwithstanding the foregoing, each of the parties agrees that any interpretation of any commitment letters, including the Debt Commitment Letter, or fee letters related to the Debt Financing and all matters relating thereto, shall be governed and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.9                                    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, prior to any termination of this Agreement pursuant to Article VII and subject to Section 7.3(d), the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.10                             Consent to Jurisdiction.

(a)                                 Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware and (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement. Each of Parent, Parent External Adviser, Acquisition Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such Proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(c)                                  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.11                             Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.12                             WAIVER OF JURY TRIAL. EACH OF PARENT, PARENT EXTERNAL ADVISER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, IN EACH CASE INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARES CAPITAL CORPORATION

By:	/s/ R. Kipp deVeer
Name: R. Kipp deVeer
Title: Chief Executive Officer

ORION ACQUISITION SUB, INC.

By:	/s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: Authorized Signatory

AMERICAN CAPITAL, LTD.

By:	/s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President and General Counsel

AMERICAN CAPITAL ASSET MANAGEMENT, LLC

By:	/s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

IVY HILL ASSET MANAGEMENT, L.P.

By:	/s/ Mitchell Goldstein
Name: Mitchell Goldstein
Title: Authorized Signatory

IVY HILL ASSET MANAGEMENT GP, LLC, in its capacity as general partner of Ivy Hill Asset Management, L.P.

By:	/s/ Mitchell Goldstein
Name: Mitchell Goldstein
Title: Authorized Signatory

ARES CAPITAL MANAGEMENT LLC, solely for purposes of Section 2.2(a)(ii)(B), Section 2.3(a)(iii), Section 4.29, Section 4.30, Section 7.4 and Article VIII, in its capacity as Parent’s investment adviser

By:	/s/ Michael D. Weiner
Name: Michael D. Weiner
Title: EVP, General Counsel

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“2013 Indenture” shall have the meaning set forth in Section 5.11.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.6(d).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.6(e).

“Adviser” shall have the meaning set forth in Section 3.12(b).

“Adviser Merger Certificate of Merger” shall have the meaning set forth in Section 1.3(a)(i).

“Adviser Merger Effective Time” shall have the meaning set forth in Section 1.3(a)(i).

“Adviser Merger” shall have the meaning set forth in the Recitals.

“Adviser Merger Surviving Entity” shall have the meaning set forth in Section 1.1.

“Advisory Agreement” shall mean any Contract entered into by a member of the Subsidiary Adviser Group with a Fund for the purpose of acting as an investment adviser, investment manager or investment sub-adviser. (For the avoidance of doubt, an Advisory Agreement in respect of a CLO/CDO Issuer shall, for all purposes of this Agreement, be defined as and deemed both an “Advisory Agreement” and a “Collateral Management Agreement”).

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified; provided, that: (a) no Portfolio Company or Controlled Affiliate of a Portfolio Company (other than Subsidiary Adviser and its Consolidated Subsidiaries (other than the Specified Energy and Infrastructure Companies)) shall be an Affiliate of the Company or any Controlled Affiliate thereof (including Subsidiary Adviser and its Consolidated Subsidiaries), (b) no Fund or Controlled Affiliate of a Fund shall be an Affiliate of the Company or any Controlled Affiliate thereof (including Subsidiary Adviser and its Consolidated Subsidiaries), (c) no Portfolio Company or Controlled Affiliate of a Portfolio Company shall be an Affiliate of Parent or any Controlled Affiliate thereof and (d) following consummation of the Mortgage Manager Purchase

Appendix A-1

Agreement, none of Mortgage Manager and its Subsidiaries shall be an Affiliate of the Company or any Affiliate thereof.

“Aggregate AUM” shall mean the aggregate AUM in respect of all Funds (other than the CDO Fund) as of the Base Date (which aggregate amount is set forth in Section 3.19(c) of the Company Disclosure Schedule).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Mortgage Manager Transaction” shall have the meaning set forth in Section 5.20.

“Alternative Financing” shall have the meaning set forth in Section 5.19(d).

“Antitrust Laws” shall have the meaning set forth in Section 3.4.

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, judgment or directive (including those of any self-regulatory organization) applicable to and legally binding on the Company, any Fund, Parent, Acquisition Sub, the Company or any of their respective Affiliates, directors, employees or agents, as the case may be.

“Articles of Merger” shall have the meaning set forth in Section 1.3(a).

“AUM” shall have the meaning set forth in Section 3.19(c).

“Base Date” shall mean March 31, 2016.

“BDC” shall have the meaning set forth in Section 3.1.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 2.2(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 2.2(a)(ii).

“CDO Fund” shall mean ACAS CRE CDO 2007-1, Ltd., a Cayman Islands exempted company with limited liability.

“Certificates” shall have the meaning set forth in Section 2.2(a)(ii).

“CLO Indenture” shall mean each indenture of each CLO/CDO Issuer.

“CLO/CDO Issuer” shall have the meaning set forth in Section 3.13(h).

Appendix A-2

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Management Agreement” shall mean each collateral management agreement or similar Advisory Agreement in respect of a CLO/CDO Issuer whereby a member of the Subsidiary Adviser Group has agreed to manage assets or provide advice with respect to the management of assets, including synthetic assets (e.g., any notional “basket” of instruments), of such CLO/CDO Issuer.

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(b).

“Company Agreements” shall mean all employment, change in control, severance and other compensation plans, agreements and arrangements existing immediately prior to the execution of this Agreement that are between the Company or any of its Consolidated Subsidiaries and any director, officer or employee thereof or maintained by the Company or any of its Consolidated Subsidiaries.

“Company Benefit Plan” shall have the meaning set forth in Section 3.16(a).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall have the meaning set forth in Section 2.2(a)(i).

“Company Confidentiality Agreement” shall mean the confidentiality agreement, dated February 5, 2016, as amended on March 16, 2016, between Parent and the Company.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Expenses” shall have the meaning set forth in Section 7.3(g).

“Company Fundamental Representations” shall have the meaning set forth in Section 6.2(a).

“Company Incentive Award” shall mean an incentive award under the Performance Incentive Plans.

“Company Leased Real Property” shall have the meaning set forth in Section 3.20(b).

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would have or would reasonably be expected to have,

Appendix A-3

individually or in the aggregate, a material adverse effect on, or is or would reasonably be expected to be or to become materially adverse to, (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, or (2) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company, any of its Subsidiaries (including the Subsidiary Adviser Group), any Fund or any of the Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s, any of the Funds’ or any of the Portfolio Companies’ securities or other financial instruments, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by the Company, any of the Funds or any of the Portfolio Companies to meet published analyst estimates or expectations of the Company’s, such Fund’s or such Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company, any of its Subsidiaries (including the Subsidiary Adviser Group), any of the Funds or any Portfolio Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters; (viii) the initiation of litigation by any Person with respect to this Agreement or the Mortgage Manager Purchase Agreement or the transactions contemplated hereby or thereby; (ix) any action taken by (A) the Company, any of its Subsidiaries (including the Subsidiary Adviser Group), any Fund or any Portfolio Company, in each case that is expressly required to be taken pursuant to this Agreement, or (B) the Company or any of its Affiliates, Mortgage Manager or any of its Subsidiaries, or any REIT, in each case that is expressly required to be taken pursuant to the Mortgage Manager Purchase Agreement; (x) any actions taken (or omitted to be taken) at the request of Parent to the extent taken in accordance with such request (other than pursuant to Section 5.1); (xi) the termination of the investment advisory relationship with any Fund (including the termination of any Advisory Agreements); and (xii) the termination of the employment of any person employed by the Company and any of its Subsidiaries (including the Subsidiary Adviser Group) resulting from the announcement or pendency of this Agreement); provided, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a

Appendix A-4

Company Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate impact on the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group, taken as a whole, relative to the other participants in the industries in which the Company, its Consolidated Subsidiaries and the members of the Subsidiary Adviser Group operate.

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Merger” shall have the meaning set forth in the Recitals.

“Company Merger Certificate of Merger” shall have the meaning set forth in Section 1.4(a)(i).

“Company Merger Effective Time” shall have the meaning set forth in Section 1.4(a)(i).

“Company Merger Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Benefit Plans.

“Company Permits” shall have the meaning set forth in Section 3.5(a).

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Company Merger.

“Company Related Parties” shall have the meaning set forth in Section 7.3(d).

“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.23.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(b).

“Company Support Agreements” shall have the meaning set forth in the Recitals.

“Company Termination Fee” shall mean $140,000,000.

“Competing Proposal” shall have the meaning set forth in Section 5.6(h)(i).

“Confidentiality Agreements” shall mean, together, the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

Appendix A-5

“Consent” shall have the meaning set forth in Section 3.4.

“Consenting AUM” shall mean the aggregate AUM as of the Base Date for all Consenting Funds (for the avoidance of doubt, such aggregate amount to be calculated based on the AUM as of the Base Date for each applicable Fund set forth opposite the name of such Fund in Section 3.19(c) of the Company Disclosure Letter).

“Consenting Fund” shall mean (a) the Regulated Fund, if the Regulated Fund is deemed to have consented as contemplated by in Section 5.4(d)(ii) or the Regulated Fund Board has approved an interim Advisory Agreement as contemplated by Section 5.4(d)(iv); (b) each Non-Regulated Fund (other than the CDO Fund and the European Funds) in respect of which (i) the consent of such Non-Regulated Fund to the “assignment” (as defined in the Investment Advisers Act or, if applicable, other Applicable Law) of its Advisory Agreement resulting from the consummation of the transactions contemplated hereby (if and to the extent required by the terms of such Advisory Agreement and/or Applicable Law, and in the manner required by the terms of such Advisory Agreement and/or Applicable Law) has been obtained no later than the second (2nd) Business Day prior to Closing or (ii) the Adviser that provides investment advisory services to such Non-Regulated Fund pursuant to an Advisory Agreement has been transferred or sold to a Third Party (with the prior written consent of Parent) prior to the Closing; and (c) each European Fund. For the avoidance of doubt, the consents described in this definition of “Consenting Fund” do not and are not intended to include any consent, approval or waiver that may be necessary or required as a result of any action taken pursuant to the Restructuring.

“Consolidated Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, that is consolidated or required to be consolidated with such Person for financial reporting purposes under GAAP; provided, that (a) no Portfolio Company or Consolidated Subsidiary of a Portfolio Company (including Subsidiary Adviser and its Consolidated Subsidiaries) shall be a Consolidated Subsidiary of the Company or any Consolidated Subsidiary thereof, (b) no Fund or Consolidated Subsidiary of a Fund shall be a Consolidated Subsidiary of (i) the Company or any Consolidated Subsidiary thereof or (ii) Subsidiary Adviser or a Consolidated Subsidiary thereof, (c) no Portfolio Company or Consolidated Subsidiary of a Portfolio Company shall be a Consolidated Subsidiary of Parent or any Consolidated Subsidiary thereof, (d) no Portfolio Company or Consolidated Subsidiary of a Portfolio Company (other than Subsidiary Adviser and its Consolidated Subsidiaries (other than the Specified Energy and Infrastructure Companies)) shall be a Consolidated Subsidiary of Subsidiary Adviser or any Consolidated Subsidiary thereof, and (e) following consummation of the Mortgage Manager Purchase Agreement, none of Mortgage Manager and its Subsidiaries shall be a Consolidated Subsidiary of (i) the Company or any Consolidated Subsidiary thereof or (ii) Subsidiary Adviser or any Consolidated Subsidiary thereof.

“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the

Appendix A-6

ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Credit Suisse” shall have the meaning set forth in Section 3.24.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.21(a).

“Debt Financing” shall have the meaning set forth in Section 4.21(a).

“Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.5.

“Elliott Support Agreement” shall have the meaning set forth in the Recitals.

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“European Funds” shall mean the Non-Regulated Funds listed under “European Funds” in Section 3.13(a) of the Company Disclosure Letter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.3(a).

“Exchange Fund” shall have the meaning set forth in Section 2.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.2(a)(ii).

Appendix A-7

“Existing Credit Facilities” shall mean (a) the Senior Secured Term Loan Credit Agreement, dated as of August 22, 2012, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended); (b) the Senior Secured Revolving Credit Agreement, dated as of August 22, 2012, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended); and (c) the Second Amended and Restated Credit Agreement, dated as of December 11, 2015, among ACAS Funding I, LLC, the lenders party thereto and Bank of America, N.A., as administrative agent (as amended).

“Extension Date” shall have the meaning set forth in Section 7.1(b)(i).

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Fee Letter” shall have the meaning set forth in Section 4.21(a).

“Financing Sources” shall have the meaning set forth in Section 5.19(c).

“Forecasts” shall have the meaning set forth in Section 4.30.

“Form N-14” shall have the meaning set forth in Section 3.7.

“Funds” shall mean the Non-Regulated Funds and the Regulated Fund.

“GAAP” shall mean the United States generally accepted accounting principles.

“Goldman Sachs” shall have the meaning set forth in Section 3.24.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hard 8 Restructuring” shall mean the restructuring of the Company’s investment in Hard 8 Games, LLC, in a manner reasonably acceptable to Parent, in order to exchange the Company’s equity investment therein for a convertible debt instrument and no other corporate governance rights (except limited board or other governing body observer rights).

“Hazardous Materials” shall mean all substances defined as “Hazardous Substances,” “Oils,” “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IHAM” shall have the meaning set forth in the Recitals.

“IHAM GP” shall have the meaning set forth in the Recitals.

“Incentive Award Payment” shall have the meaning set forth in Section 2.4(b).

Appendix A-8

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, whether current, short term or long term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.17(b).

“Intended Tax Treatment” shall have the meaning set forth in Section 5.17(a).

“Internal Controls” shall have the meaning set forth in Section 3.8.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement” shall have the meaning set forth in Section 3.7.

“Knowledge” shall mean the actual knowledge of each of the following officers and employees of the Company, Parent or Parent External Adviser, as applicable, after reasonable inquiry by each such person of each such person’s direct reports: (i) for the Company: Malon Wilkus, John R. Erickson, Samuel A. Flax and Brian Graff; (ii) for Parent: Michael Arougheti, Kipp deVeer, Penni Roll, Joshua Bloomstein, Scott Lem and Mitch Goldstein; and (iii) for Parent External Adviser: Michael D. Weiner, Joshua Bloomstein and Naseem Sagati.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, contracts, security interests, easements or charges of any kind.

“LP Act” shall have the meaning set forth in the Recitals.

“Make-up Dividend Amount” shall mean an amount per share in cash, without interest, equal to the sum of (a) to the extent the Company Merger Effective Time occurs after the Make-up Dividend Amount Record Date with respect to the dividend payable for the fourth quarter of 2016, the product of (i) 0.375 multiplied by (ii) the Exchange Ratio multiplied by (iii) the per share dividend amount declared by Parent with respect to the fourth quarter of 2016, plus (b) to the extent the Company Merger Effective Time occurs after the Make-up Dividend

Appendix A-9

Amount Record Date with respect to the dividend payable for the first quarter of 2017, the product of (i) 0.75 multiplied by (ii) the Exchange Ratio multiplied by (iii) the per share dividend amount declared by Parent with respect to the dividend payable with respect to the first quarter of 2017, plus (c) to the extent the Company Merger Effective Time occurs after any Make-up Dividend Amount Record Date with respect to any dividend payable for any calendar quarter beginning with the second quarter of 2017, for each such quarter, the product of (i) the Exchange Ratio multiplied by (ii) the per share dividend amount declared by Parent with respect to such quarter.

“Make-up Dividend Amount Record Date” shall mean the earlier of (a) the quarterly dividend record date of Parent for the applicable quarter and (b) such earlier ex-dividend date pursuant to which a holder of Parent Common Stock is entitled to fully participate in the applicable quarterly dividend of Parent declared for the holders of Parent Common Stock as of such record date.

“Merger Consideration” shall have the meaning set forth in Section 2.2(a)(ii).

“Mergers” shall have the meaning set forth in the Recitals.

“MGCL” shall have the meaning set forth in the Recitals.

“Mortgage Manager” shall have the meaning set forth in the Recitals.

“Mortgage Manager Buyer” shall have the meaning set forth in the Recitals.

“Mortgage Manager Cash Consideration” shall have the meaning set forth in Section 2.2(a)(ii).

“Mortgage Manager Purchase Agreement” shall have the meaning set forth in the Recitals.

“Mortgage Manager TSA” shall have the meaning set forth in Section 5.23.

“Mortgage Manager TSA Insurance” shall have the meaning set forth in Section 5.23.

“Mortgage Manager TSA Insurance Amount” shall have the meaning set forth in Section 5.23.

“MTGE REIT” shall have the meaning set forth in the Recitals.

“NASDAQ” means The NASDAQ Stock Market.

“Nevada Gaming Commission Approval” shall have the meaning set forth in Section 3.4.

“Non-Regulated Fund” shall mean any pooled investment vehicle (including any CLO/CDO Issuer) for which a member of the Subsidiary Adviser Group acts as investment

Appendix A-10

adviser or sub-adviser, or as general partner, managing member or sponsor, other than (a) the Regulated Fund and (b) any carry vehicle (or functionally equivalent) entity.

“Non-Regulated Fund Financial Statement” shall have the meaning set forth in Section 3.13(f).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 5.6(f).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.6(f).

“Option Consideration” shall mean (a) an amount of cash equal to the positive difference, if any, between the Total Cash Consideration and the Total Cash Exercise Price and (b) a number of shares of Parent Common Stock equal to (i) the positive difference, if any, between the Total Share Consideration and the Total Share Exercise Price divided (ii) by the Parent Measurement Price.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Administration Agreement” shall mean the Amended and Restated Administration Agreement, dated June 1, 2007, between Parent and Ares Operations LLC.

“Parent Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Cash Consideration” shall have the meaning set forth in Section 2.2(a)(ii).

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Confidentiality Agreement” shall mean the confidentiality agreement, dated April 15, 2016, between Parent and the Company.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Exemptive Order” shall have the meaning set forth in Section 4.4(b).

“Parent Expenses” shall have the meaning set forth in Section 7.3(f).

“Parent External Adviser” shall have the meaning set forth in the Preamble.

“Parent External Adviser Cash Consideration” shall have the meaning set forth in Section 2.2(a)(ii).

Appendix A-11

“Parent External Adviser Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of Parent External Adviser.

“Parent External Adviser Permits” shall have the meaning set forth in Section 4.29(d)(i).

“Parent External Advisory Agreement” shall mean the Restated Investment Advisory and Management Agreement, dated June 6, 2011, between Parent and Parent External Adviser.

“Parent Forecasts” shall have the meaning set forth in Section 3.29.

“Parent Fundamental Representations” shall have the meaning set forth in Section 6.3(a).

“Parent Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or is or would reasonably be expected to be or to become materially adverse to, (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Parent or its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); (v) any failure by Parent to meet published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); (vii) any

Appendix A-12

outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters; (viii) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby; (ix) any action taken by Parent or any of its Subsidiaries, in each case which is expressly required to be taken pursuant to this Agreement (other than pursuant to Section 5.2); (x) any actions taken at the request of the Company to the extent taken in accordance with such request; and (xi) the termination of the employment of any person employed by Parent or any of its Subsidiaries resulting from the announcement or pendency of this Agreement; provided, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” shall have the meaning set forth in Section 4.17(a).

“Parent Measurement Price” shall mean the volume weighted average trading price of Parent Common Stock on NASDAQ for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Organizational Documents” shall mean the charter, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Permits” shall have the meaning set forth in Section 4.5(a).

“Parent Recommendation” shall mean the recommendation of the Parent Board that the stockholders of Parent approve the Parent Stock Issuance.

“Parent Related Parties” shall have the meaning set forth in Section 7.3(d).

“Parent SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Parent Stock Issuance” shall have the meaning set forth in the Recitals.

“Parent Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(c).

“Parent Support Agreements” shall have the meaning set forth in the Recitals.

“Parent Termination Fee” shall mean $140,000,000.

“Payoff Letter” shall have the meaning set forth in Section 5.16.

Appendix A-13

“Pending Sale Agreement” shall mean any definitive agreement, duly executed and delivered as of the date of this Agreement, relating to the disposition, lease or license (whether by merger, sale of stock, sale of assets or otherwise) of (a) any Portfolio Company investment or (b) any corporation, partnership, limited liability company, other business organization or any division or all or any portion of the assets, business or properties of any other Person, or material amount of assets thereof, in each case which has not, as of the date of this Agreement, been consummated in accordance with its terms.

“Performance Incentive Plans” shall mean the American Capital, Ltd. Performance Incentive Plan, the American Capital Mortgage Management, LLC Performance Incentive Plan — AGNC, the American Capital Mortgage Management, LLC Performance Incentive Plan — MTGE and the American Capital Leveraged Finance Management, LLC Performance Incentive Plan — ACSF, in each case as may be amended from time to time.

“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (d) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and that are not violated by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries (including the Subsidiary Adviser Group), (e) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (f) Liens or other imperfections of title, if any, that would not, individually or in the aggregate, be material to a Person and its Subsidiaries, taken as a whole, including Liens for any supplemental Taxes or assessments not shown by public records, including refinancings thereof, (g) Liens disclosed on existing title reports or existing surveys, (h) Liens securing acquisition financing with respect to the applicable asset, including refinancing thereof, (i) Liens described in Appendix A — 1 to the Company Disclosure Letter, (j) in the case of Intellectual Property Rights, licenses of rights entered into in the ordinary course of business, (k) any other Liens that will be released on or prior to the Closing Date and (l) the replacement, extension or renewal of any of the foregoing.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Portfolio Company” shall mean (a) with respect to the Company, its Consolidated Subsidiaries, the members of the Subsidiary Adviser Group and the Funds, any entity in which the Company or any of its Consolidated Subsidiaries, any member of the Subsidiary Adviser Group or any Fund has made, makes or proposes to make a debt or equity investment that is, would or should be reflected in the Schedule of Investments included in the Company’s quarterly or annual reports or, in the case of an investment of a member of the Subsidiary Adviser Group or a Fund, is or would be held for investment purposes, including any

Appendix A-14

Specified Energy and Infrastructure Company, and (b) with respect to Parent, any entity in which Parent or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is, would or should be reflected in the Schedule of Investments included in Parent’s quarterly or annual reports.

“Proceedings” shall mean, legal, administrative, arbitral or other proceedings, suits or actions.

“Qualifying Income” shall have the meaning set forth in Section 7.3(h).

“Regulated Fund” shall mean American Capital Senior Floating, Ltd, a Maryland corporation.

“Regulated Fund Board” shall mean the board of directors of the Regulated Fund.

“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“REIT” or “REITs” shall have the meaning set forth in the Recitals.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Required Financing Amount” shall have the meaning set forth in Section 5.19(d).

“Restructuring” shall mean the restructuring described on Schedule A attached hereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SDAT” shall have the meaning set forth in Section 1.3(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Appendix A-15

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, Blue Sky Laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Share Consideration Value” shall mean the product of the Exchange Ratio and the Parent Measurement Price.

“Specified Energy and Infrastructure Company” shall mean each of the entities listed on Appendix A — 2 to the Company Disclosure Letter and each of their respective Controlled Affiliates.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided, that (i) no Portfolio Company or Subsidiary of a Portfolio Company (other than Subsidiary Adviser and its Consolidated Subsidiaries (other than the Specified Energy and Infrastructure Companies)) shall be a Subsidiary of the Company or any Subsidiary thereof (including Subsidiary Adviser and its Consolidated Subsidiaries), (ii) no Fund or Subsidiary of a Fund shall be a Subsidiary of the Company or any Subsidiary thereof (including Subsidiary Adviser and its Consolidated Subsidiaries), (iii) following consummation of the Mortgage Manager Purchase Agreement, none of Mortgage Manager and its Subsidiaries shall be a Subsidiary of the Company or any Subsidiary thereof (including Subsidiary Adviser and its Consolidated Subsidiaries), (iv) no Portfolio Company or Subsidiary of a Portfolio Company shall be a Subsidiary of Parent or any Subsidiary thereof, and (v) each of Senior Secured Loan Funding, LLC, Senior Direct Lending Program, LLC and IHAM shall not be a Subsidiary of Parent or any Subsidiary thereof.

“Subsidiary Adviser” shall have the meaning set forth in the Recitals.

“Subsidiary Adviser Group” shall mean Subsidiary Adviser and its Consolidated Subsidiaries; provided, that (a) no Portfolio Company or Subsidiary of a Portfolio Company (other than Subsidiary Adviser and its Consolidated Subsidiaries (other than the Specified Energy and Infrastructure Companies)) shall be a member of the Subsidiary Adviser Group, (b) no Fund or Consolidated Subsidiary of a Fund shall be a member of the Subsidiary Adviser Group and (c) following consummation of the Mortgage Manager Purchase Agreement, none of Mortgage Manager and its Subsidiaries shall be a member of the Subsidiary Adviser Group.

“Superior Proposal” shall have the meaning set forth in Section 5.6(h)(ii).

Appendix A-16

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority, whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or Taxing Authority.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Total Cash Consideration” shall mean the product of (a) the Cash Consideration and (b) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Company Merger Effective Time.

“Total Cash Exercise Price” shall mean the aggregate exercise price of all shares of Company Common Stock subject to such Company Option, multiplied by a fraction, (a) the numerator of which is the Cash Consideration and the denominator of which is (b) the sum of (i) the Cash Consideration and the (ii) the Share Consideration Value.

“Total Share Consideration” shall mean the product of (a) the Share Consideration Value and (b) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Company Merger Effective Time.

“Total Share Exercise Price” shall mean the aggregate exercise price of all shares of Company Common Stock subject to such Company Option reduced by the Total Cash Exercise Price.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“Trust” shall mean the Amended and Restated Trust Agreement by and between American Capital Strategies, Ltd. and Citigroup Institutional Trust Company, dated as of May 10, 2006, as amended.

“Underwater Option” shall mean each Company Option with no positive amount of Option Consideration.

Appendix A-17

“WARN” shall have the meaning set forth in Section 5.10(e).

“WARN Notices” shall have the meaning set forth in Section 5.10(e).

Appendix A-18